UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVERCORE PARTNERS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 19, 2013

The Annual Meeting of Stockholders of Evercore Partners Inc. will be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 19, 2013, at 9:00 a.m., local time, for the following purposes:

•	to elect the nine director nominees identified in the accompanying Proxy Statement;

•	to approve the Amended and Restated 2006 Evercore Partners Inc. Stock Incentive Plan;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2013; and

•	to transact such other business as may properly come before our Annual Meeting of Stockholders or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 22, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements of that meeting.

To be sure that your shares are properly represented at our Annual Meeting, whether you attend or not, please complete, sign, date and promptly mail the enclosed proxy card in the enclosed envelope. If your shares are held in the name of a bank, broker or other holder of record, their procedures should be described on the voting form they send to you.

If you plan to attend the Annual Meeting of Stockholders in person, you will need to bring photo identification. In addition, if your shares are held in the name of a bank, broker or other holder of record, you must also bring with you a letter (and a legal proxy if you wish to vote your shares) from the bank, broker or other holder of record confirming your ownership as of the record date and photo identification. See “What do I need to do if I want to attend the Annual Meeting?” on page 7 of the Proxy Statement.

Along with the attached Proxy Statement for the Annual Meeting of Stockholders, we are enclosing our 2012 Annual Report to Stockholders, which includes our financial statements.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Corporate Secretary

April 26, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2013

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2012 Annual Report to Stockholders are also available at www.proxyvote.com.

EVERCORE PARTNERS INC.

55 East 52nd Street

38th Floor

New York, New York 10055

PROXY STATEMENT

Our Board of Directors is soliciting proxies to be voted at the Annual Meeting of Stockholders to be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 19, 2013, at 9:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the enclosed proxy card or voting instruction card and the 2012 Annual Report to Stockholders (which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“Form 10-K”)) are first being mailed to stockholders on or about April 26, 2013.

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

The Board of Directors (“Board”) of Evercore Partners Inc. (which we refer to in these proxy materials as “we,” “us,” “our,” “Evercore” or the “Company”) is soliciting proxies for our 2013 Annual Meeting of Stockholders (“Annual Meeting”), and we will bear the cost of this solicitation. You are receiving a Proxy Statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 22, 2013, the record date. Your ownership of shares on that date entitles you to vote at our Annual Meeting. By using the attached proxy card or voting instruction card from your broker or other intermediary, you are able to vote whether or not you attend our Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

You will be voting:

•	to elect the nine director nominees identified in this Proxy Statement;

•	to approve the amendment to the 2006 Evercore Partners Inc. Stock Incentive Plan (the “Plan,” as amended and restated by the proposed amendment thereto, the “Amended Plan”);

•	to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2013; and

•	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

Our Board recommends:

•

a vote FOR the election of each of Roger C. Altman, Pedro Aspe, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Robert B. Millard, Anthony N. Pritzker and Ralph L. Schlosstein to serve as directors until the next Annual Meeting or until their successors are duly elected and qualified;

•	a vote FOR the approval of the Amended Plan; and

•	a vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2013.

How do I vote?

You can vote either in person at our Annual Meeting or by proxy without attending our Annual Meeting. To vote by proxy you may vote by telephone, on the internet or through the mail as follows, which instructions are also set forth on your proxy card:

•

Vote by Internet - www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•

Vote by Phone - 1-800-690-6903: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•

Vote by Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received no later than the day before the meeting date.

We urge you to vote by proxy even if you plan to attend our Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting and so your vote will be counted if you later decide not to attend the Annual Meeting. If you are voting by mail, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign and date it and to mail it in the enclosed postage-paid envelope. If you attend the Annual Meeting in person, you may vote at the meeting and your previously delivered proxy will not be counted.

If your shares are held through a bank, broker or other holder of record (that is, in “street name”) please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your bank, broker or other holder of record and bring it to the meeting. Please also see the information under “—What do I need to do if I want to attend the Annual Meeting?”

What is the difference between holding shares as a stockholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of Annual Meeting, Proxy Statement, 2012 Annual Report to Stockholders (“Annual Report”) and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of the Annual Meeting, the Proxy Statement, the Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?

The diagram below depicts our organizational structure. Our organizational structure is similar to an umbrella partnership real estate investment trust, or UPREIT structure, which is common in the real estate sector and with human capital-intensive businesses which have gone public over the past few years.

Our Senior Managing Directors (“SMDs”) and certain other individuals and entities who contributed assets to receive equity in Evercore hold their equity in partnership units issued by Evercore LP (“Evercore LP”), a Delaware limited partnership. However, in order to have similar voting rights as holders of Class A common stockholders, all holders of Evercore LP partnership units (other than the Company) also hold Class B common stock, which entitles them to one vote for each vested and unvested partnership unit in Evercore LP held by such holder. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

While the Class B common stock has no economic rights, the Company funds dividends to holders of our Class A common stock by causing Evercore LP to make distributions to its partners, including the Company. Evercore LP makes pro-rata distributions to the partners of Evercore LP based on their interest in Evercore LP concurrent with Evercore LP distributions to the Company. Furthermore, vested Evercore LP partnership units, at the discretion of the unit holder, are exchangeable on a one-for-one basis for shares of our Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. No conversion or exercise price is required to be paid to convert vested Evercore LP partnership units into Class A common stock. Thus, it is through the combination of Class B common stock of Evercore and Evercore LP partnership units that these equity holders have the same basic equity interests as if they held an equivalent amount of Class A common stock.

Because of our corporate structure and for the reasons stated above, we view our share count as including Evercore LP partnership units. When we calculate burn rates, we include vested Evercore LP partnership units, and when we calculate total shares and shares equivalents, we include Evercore LP partnership units. Unless indicated otherwise, where we use the terms voting power, votes outstanding, votes cast or other similar terms, such terms should be read to include both the number of Class A common stock outstanding and the number of votes associated with Class B shares, which is equal to the number of vested and unvested Evercore LP partnership units. As of April 22, 2013, the record date for our Annual Meeting, 39,064,468 shares of Class A common stock and Class B common stock are entitled to vote.

What is our share count?

As of April 22, 2013, the record date for our Annual Meeting, our share count was as follows:

Class A Shares Outstanding	31,710,462
Vested Evercore LP Partnership Units	5,912,790
Unvested Evercore LP Partnership Units	1,441,216
Mizuho Warrants	5,454,545

Shares Available for Issue Under the Plan	2,550,460
Issued but Unvested RSUs Under the Plan	6,969,149
Total Potential Unvested Equity Awards	9,519,609

Total Shares and Share Equivalents	54,038,622

What constitutes a quorum?

The holders of a majority in voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the number of vested and unvested Evercore LP partnership units) entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current New York Stock Exchange (“NYSE ”) rules, the election of directors listed herein and the vote to approve the Amended Plan are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at his/her discretion on these proposals your shares will not be voted on any proposal on which your bank, broker or other holder of record does not have discretionary authority to vote (a “broker non-vote”).

How are votes calculated?

If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the close of business on April 22, 2013.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our Annual Meeting equal to the total number of vested and unvested partnership units in Evercore LP that you held as of the close of business on April 22, 2013.

If you hold restricted stock units (“RSUs”), you will not be entitled to vote the shares underlying such RSUs until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our Annual Meeting or any adjournments or postponements thereof will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

How many votes are required to approve each proposal and how are votes counted?

	Elect the nine director nominees identified in this Proxy Statement	Approve the Amended Plan	Advisory vote to ratify the selection of Deloitte as our independent registered public accounting firm for 2013
How many votes are required for approval?	A plurality of affirmative votes cast, even if less than a majority	A majority of affirmative votes cast, provided that the total number of votes cast represents a majority of the voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the number of vested and unvested Evercore LP partnership units) entitled to vote on the proposal	A majority of affirmative votes cast

How are director withhold votes treated?	Withhold votes will be excluded entirely from the vote with respect to the nominee from which they are withheld	N/A	N/A

How are abstentions votes treated?	Abstentions will not be counted as votes cast	Abstentions will be counted as votes cast against the proposal	Abstentions will not be counted as votes cast

How are broker non-votes handled?	Broker non-votes will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Banks, brokers and other holders of record may exercise discretion and vote on this matter

How will signed proxies that do not specify voting preferences be treated?	Votes will be cast for the nine director nominees identified in this Proxy Statement	Votes will be cast for the approval of the Amended Plan	Votes will be cast for the ratification of the selection of Deloitte as our independent public accounting firm for 2013

It is important to note that the proposal to ratify the selection of the independent registered public accounting firm is non-binding and advisory. If our stockholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by our Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card or voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted as follows at the Annual Meeting or any adjournments or postponements thereof:

•	FOR the election of each of the director nominees listed herein;

•	FOR the approval of the Amended Plan; and

•	FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2013.

In addition, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters that may properly come before our Annual Meeting or any adjournments or postponements of the meeting in accordance with their judgment.

Can I change my vote?

Yes. At any time before your proxy is exercised at the Annual Meeting, you may change your vote by:

•	revoking it by written notice sent to our Corporate Secretary that is received by 5:00 p.m. Eastern Time on June 18, 2013;

•	delivering a later-dated proxy card that is received by 5:00 p.m. Eastern Time on June 18, 2013;

•	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m. Eastern Time on June 18, 2013; or

•	voting in person at our Annual Meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

What happens if a nominee for director declines or is unable to accept election?

If you vote by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will anyone contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid. We have also engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation and distribution of proxies and Innisfree will receive a fee of approximately $42,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Will the Annual Meeting be webcast?

Our Annual Meeting will not be webcast.

What do I need to do if I want to attend the Annual Meeting?

All holders of Class A common stock and Class B common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other holders of record, may attend the Annual Meeting. Stockholders of record can vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, you must bring your proxy card and photo identification. If you are a representative of a stockholder that is an entity, you must also bring evidence of your authority to represent that entity. If your shares are held in the name of a bank, broker or other holder of record, you must bring with you a legal proxy if you wish to vote your shares and a letter from the bank, broker or other holder of record confirming your ownership as of the record date, which is April 22, 2013. Failure to bring the necessary documentation may delay your ability to attend or may prevent you from attending and voting at the meeting. A number of stockholders may wish to speak at the meeting. The Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only stockholders or their valid proxy holders may address the meeting. Depending on the number of stockholders who wish to speak, we cannot ensure that every such stockholder will be able to do so or will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of our Amended and Restated Bylaws will be eligible for consideration at the meeting. This year there are no stockholder proposals that meet the criteria. Therefore, stockholder proposals raised at the meeting will not be considered during the Annual Meeting. Stockholders may submit proposals and other matters for consideration at the 2014 Annual Meeting as described in “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2014 ANNUAL MEETING.”

The Annual Meeting will be held at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 19, 2013, at 9:00 a.m., local time. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@evercore.com or call (212) 857-3100.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 55 East 52nd Street, 38th floor, New York, New York 10055 during normal business hours, and at the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

When is our fiscal year?

Our fiscal year ends on December 31st of each year. Our 2012 fiscal year was from January 1, 2012 through December 31, 2012. Our 2013 fiscal year will be from January 1, 2013 through December 31, 2013. When we use the term “2012” in these proxy materials, we are referring to our 2012 fiscal year.

ANNUAL REPORT AND CORPORATE SECRETARY

Will I receive a copy of the Annual Report?

We have enclosed our Annual Report with this Proxy Statement. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of the Form 10-K?

You can obtain, free of charge, a copy of our Form 10-K by:

•	accessing our Internet site at www.evercore.com and clicking on the “Investor Relations” link;

•	writing to Investor Relations at Evercore Partners Inc., 55 East 52nd Street, 38th floor, New York, New York 10055; or

•	telephoning us at (212) 857-3100.

You can also obtain a copy of our Form 10-K and other periodic filings that we make with the Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.

How can I contact our Corporate Secretary?

In several sections of this proxy statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary Department at our principal offices located at 55 East 52nd Street, 38th floor, New York, New York 10055.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated nine persons identified herein for election as directors, each of whom is a director currently, to hold office until the next Annual Meeting or until the election and qualification of their successors.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 22, 2013; and their biographical information.

Name	Age	Position	Director Since
Roger C. Altman	67	Executive Chairman, Co-Chairman of the Board and Director	2006
Pedro Aspe	62	Co-Chairman of the Board and Director	2006
Richard I. Beattie	73	Director	2010
Francois de Saint Phalle	67	Director	2006
Gail B. Harris	60	Director	2006
Curt Hessler	69	Director	2006
Robert B. Millard	62	Director	2012
Anthony N. Pritzker	52	Director	2006
Ralph L. Schlosstein	62	CEO, President and Director	2009

Roger C. Altman, Executive Chairman and Co-Chairman of the Board, co-founded Evercore Partners in 1996 and served as our CEO until May 2009. Since May 2009, Mr. Altman has served as our Executive Chairman and has remained an executive officer. Mr. Altman began his investment banking career at Lehman Brothers Holdings Inc. (“Lehman Brothers”) and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s management committee and its board. He remained in those positions until the firm was sold to Shearson/American Express. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its investment committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a trustee of New York-Presbyterian Hospital and also is vice chairman of the board of The American Museum of Natural History. He also serves as chairman of New Visions for Public Schools, a not-for-profit organization that develops and implements programs to effect system-wide improvements in public education in New York City. He is a member of the Council on Foreign Relations and a director of Conservation International. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Pedro Aspe, Co-Chairman of the Board, founded Evercore Partners Mexico, S. de R.L. (“Evercore Partners Mexico,” formerly Protego Asesores S. de R.L) in 1996, and serves as Evercore Partners Mexico’s chairman of the board of directors and chief executive officer. Evercore Partners Mexico’s activities include financial advisory services, private equity investment management and, through its subsidiary Evercore Casa de Bolsa, S.A. de C.V. (formerly Protego Casa de Bolsa, S. A. de C. V.), investment and risk management advice, trade execution and custody services for client assets. Since 1995, Mr. Aspe has been a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Mr. Aspe has held a number of positions with the Mexican government and was most recently the Minister of Finance and Public Credit of Mexico from 1988 through 1994.

Mr. Aspe was elected as one of our directors and became an executive officer in connection with our acquisition of Evercore Partners Mexico. Mr. Aspe is a principal, member of the investment committee and chairman of the advisory board of Discovery Americas I L.P. (the “Discovery Fund”) and Evercore Mexico Capital Partners II, L.P. (“EMP II”), and he is also a principal and member of the investment committee of Evercore Mexico Capital Partners III, L.P. (“EMP III”). Mr. Aspe serves as a director of Televisa S.A. de C.V. and the McGraw Hill Companies, and serves as a member of the advisory board of Marvin & Palmer.

Mr. Aspe is a member of the board of the Carnegie Foundation and of CIDE in Mexico City. Mr. Aspe received a B.A. in Economics from Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Richard I. Beattie is Senior Chairman of Simpson Thacher & Bartlett LLP (“STB”), a position he has held since 2004. Mr. Beattie has been a partner of STB since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. He is a member of the board of directors of Harley-Davidson, Inc. and Heidrick & Struggles International, Inc.

Mr. Beattie is also a member of the board of directors of the Carnegie Corporation and the National Women’s Law Center, as well as a member of the Council on Foreign Relations, Vice Chairman of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and Chairman of the Board of Managers of Memorial Hospital for Cancer and Allied Diseases. Mr. Beattie is also chairman of the board and founder of New Visions for Public Schools. Mr. Beattie joined STB in 1968 after graduating from the University of Pennsylvania Law School. Prior to law school, he served four years in the Marine Corps as a jet pilot after graduating from Dartmouth College in 1961.

Francois de Saint Phalle has been a private equity investor, financial advisor and investment banker for more than 35 years. Mr. de Saint Phalle has been a private investor since 2000 and was a consultant for Evercore from 2000 to 2002. From 1989 to 2000 he was chief operating officer and vice chairman of Dillon, Read & Co. Inc. before it was merged into UBS AG. In this capacity he was responsible for the oversight of the firm’s capital commitments in debt and equity markets. Previously, Mr. de Saint Phalle worked for 21 years at Lehman Brothers. He was named a general partner of the firm in 1976 and at various points he managed the Corporate Syndicate Department, the Equity Division and co-headed the Corporate Finance Department. From 1985 to 1989 he served as chairman of Lehman International, with a primary responsibility for developing a coordinated international finance strategy with American Express, which had acquired Lehman in 1984. He was named to Lehman’s Operating and Compensation Committees in 1980. Mr. de Saint Phalle is also a director of BlackRock Kelso Capital Corporation and serves on its audit and governance committees.

Mr. de Saint Phalle is a member emeritus of the board of visitors of Columbia College. He received his B.A. from Columbia College.

Gail B. Harris, our Board’s lead director, was a corporate partner at STB from 1984 to 1998. Ms. Harris has extensive experience in general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions. Her practice included an emphasis on media companies and joint ventures. While at STB, Ms. Harris also represented issuers and underwriters in public equity and debt transactions and in the development of new financial products. Ms. Harris is a director of CIGNA Life Insurance Company of New York and chair of the outside directors and audit committee. Additionally, Ms. Harris is an adjunct professor of law at Ohio State University of Moritz College of Law, where she participates in their Distinguished

Practitioners in Residence Program in Business Law. She is also the president of the board of directors of New York Cares, a leading non-profit organization which creates and manages volunteer programs in New York City for over 1,200 agencies, non-profits and public schools.

Ms. Harris is a member of the Board of Trustees of Stanford University, serves on the Dean’s Advisory Council of Stanford Law School and the Stanford Law School Campaign Steering Committee. She was formerly a member of the executive committee of the Stanford Law School board of visitors and is a former chair of the National Law Fund of Stanford Law School. Ms. Harris received a B.A. with distinction from Stanford University and a J.D. from Stanford Law School.

Curt Hessler has been an adjunct professor at the UCLA School of Law since 2003. Mr. Hessler has held various CEO and board-level leadership positions in media and information technology companies. In 1998, Mr. Hessler founded 101 Communications LLC, an information technology media company, as CEO and served as the company’s chairman until its sale in 2006. From 1985 to 1991, he was vice-chairman and chief financial officer of Unisys Corporation; from 1991 to 1995, he was executive vice president of Times Mirror Company; he was chairman of I-net. Inc. during 1996; and he was president of Quarterdeck Corporation in 1997 and 1998. From 1981 to 1983, Mr. Hessler practiced law as a partner at Paul Weiss Rifkind Wharton & Garrison. From 1976 to 1981, Mr. Hessler served as the U.S. Assistant Secretary of the Treasury for Economic Policy, executive director of the President’s Economic Group, and associate director of OMB. He clerked for Judge J. Skelly Wright of the U.S. Court of Appeals in D.C. from 1973 to 1974 and then clerked for Justice Potter Stewart of the U.S. Supreme Court from 1974 to 1975. Mr. Hessler is currently a director of Learning Tree International, Inc. and serves on its compensation and governance committees.

Mr. Hessler received a B.A. from Harvard College, a J.D. from Yale Law School and an M.A. from the University of California at Berkeley. He was also a Rhodes Scholar of Balliol College at Oxford.

Robert B. Millard is currently Managing Partner of Realm Partners LLC. From 1976 until September 2008, Mr. Millard held various positions, including Managing Director at Lehman Brothers and its predecessors. Mr. Millard also serves as the lead independent director of L-3 Communications Corporation and as a director of Gulfmark Offshore, Inc. He also served as a director of Weatherford International Inc. until February 2012. In addition, he serves on the board of trustees of the MIT Corporation (Executive Committee) and is chairman of the MIT Investment Management Company. He is a member of the Council on Foreign Relations and serves on its Finance and Budget Committee.

Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from the Massachusetts Institute of Technology.

Anthony N. Pritzker is a co-founder of The Pritzker Group, a private investment firm representing Pritzker family interests which partners with management teams in leveraged buyouts, acquisitions and recapitalizations of middle-market companies across a broad range of manufacturing, distribution and service industry sectors, where he has served as managing partner since January 2004. He has also served as chairman of Am-Safe, Inc. since September 2004. Mr. Pritzker has over 20 years of experience leading middle-market manufacturing and distribution companies. From 2000 to 2004, he served as president of Baker Tanks, a leading tank and pump equipment rental company. In 1998, he was appointed by the Marmon Group to oversee Stainless Industrial Companies, a portfolio of several industrial manufacturing companies. Mr. Pritzker served as president of Stainless Industrial Companies from January 1998 to December 2005. From 1996 to 1998, he served as the regional vice president of operations in Asia for Getz Bros. & Co. Prior to 1996, Mr. Pritzker was a group executive at the Marmon Group and directed operations at Arzo, MD Tech, Micro-Aire, Oshkosh Door and Fenestra.

Mr. Pritzker is a trustee of the California Institute of the Arts, serves as a director for Heal the Bay and is a member of the Dartmouth board of overseers. Mr. Pritzker graduated with a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.

Ralph L. Schlosstein, has served as our CEO and President since May 22, 2009, and prior to joining Evercore, was the CEO of HighView Investment Group, an alternative investment management firm. Prior to forming HighView in 2008, Mr. Schlosstein was for over 20 years the President of BlackRock, Inc. (“BlackRock”), a publicly traded asset management firm. Mr. Schlosstein co-founded BlackRock in 1988, was a director, chaired BlackRock’s management committee, and served on its executive committee and its investment committee. Prior to founding BlackRock in 1988, Mr. Schlosstein was a managing director in Investment Banking at Lehman Brothers. While at Lehman, Mr. Schlosstein started the firm’s interest rate swap business and led its Mortgage and Savings Institutions Group. From 1977 to 1981, Mr. Schlosstein worked for the Federal government. Initially, he was deputy to the assistant secretary of the Treasury Department. In mid-1977, he became associate director of The White House Domestic Policy Staff where he was responsible for advising President Carter on urban policy, economic development and housing issues, as well as the Chrysler loan guarantee program. From 1974 to 1977, Mr. Schlosstein was an economist for the Congressional Joint Economic Committee.

Mr. Schlosstein is a member of the visiting board of overseers of the John F. Kennedy School of Government at Harvard University, a trustee of the American Museum of Natural History, a director of New Visions for Public Schools, and a trustee of The Public Theater in New York City. Previously, Mr. Schlosstein was a director of Pulte Corporation, the nation’s largest homebuilder, a trustee of Denison University, and a trustee of Trinity School in New York City. He earned a BA degree in economics, cum laude, from Denison University in 1972, and completed his coursework for a Masters of Public Policy from the Graduate School of Public and International Affairs at the University of Pittsburgh.

Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each director’s individual biography set forth above. In particular, with regard to Mr. Altman, the Board considered his position as a founder and his experience as CEO, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore. With regard to Mr. Aspe, the Board considered his experience as a founder and CEO of Evercore Partners Mexico, which was and is involved in similar business lines as our U.S. operations, along with Mr. Aspe’s reputation and stature in Mexico, Latin America generally and the United States, due to his senior level government experience and board experience with major multi-national corporations. With regard to Mr. Beattie, the Board considered his leadership experience at STB and his legal experience counseling boards on governance issues, his experience advising multi-national companies on a wide range of business transactions and his experience serving on other boards. With regard to Mr. de Saint Phalle, the Board considered his extensive experience in investment banking, private equity, corporate finance and the investment management industry and his experience with financial and accounting matters. With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multi-national companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and her director experience. With regard to Mr. Hessler, the Board considered his experience in executive level management at companies with complex multi-national operations, including service with multiple public companies, his board experience, his legal experience and his experience in government affairs, including having previously served as the U.S. Assistant Secretary of the Treasury for Economic Policy and as executive director of the President’s Economic Group. With regard to Mr. Millard, who was identified and recommended to our Nominating and Corporate Governance Committee by one our independent directors in 2012, the Board considered his extensive investment and financial management experience, including his leadership experience as the managing partner of Realm Partners LLC, his experience serving on other boards, and his experience with financial and compensation matters. With regard to Mr. Pritzker, the Board considered his experience as a founder of businesses and his extensive investment and management experience, having over 20 years of experience leading middle-market manufacturing and distribution companies. With regard to Mr. Schlosstein, the Board considered his service as our CEO and President and his investment and financial management experience, including his leadership experience as the President and co-founder of BlackRock for over 20 years.

To find additional information on these directors, see “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION.”

Board Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Roger C. Altman, Pedro Aspe, Richard I. Beattie, Francois de Saint Phalle, Gail B. Harris, Curt Hessler, Robert B. Millard, Anthony N. Pritzker and Ralph L. Schlosstein, each of whom has also been recommended by our Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions in your signed proxy card, the proxies named in the enclosed proxy card will be voted “FOR” the election of Messrs. Altman, Aspe, Beattie, de Saint Phalle, Hessler, Millard, Pritzker and Schlosstein and Ms. Harris. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the persons named as proxies in the enclosed proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of April 22, 2013.

See “PROPOSAL 1 - ELECTION OF DIRECTORS” above for information about Messrs. Altman, Aspe and Schlosstein.

Adam B. Frankel (45), General Counsel, is responsible for our legal and compliance functions. Prior to joining us in July 2006, Mr. Frankel was senior vice president, general counsel and corporate secretary of Genesee & Wyoming Inc. from 2003 to 2006, a leading owner and operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. Mr. Frankel was also responsible for matters related to human resources and government affairs. Prior to that, Mr. Frankel worked from 1999 until 2003 as a corporate and transactions attorney in the office of the general counsel at Ford Motor Company. From 1995 until 1999, Mr. Frankel was an associate at STB in London and New York.

From 2006-2009, Mr. Frankel was a member of the board of directors and the compensation and audit committees of Picis, Inc., an established provider of innovative health care information technology solutions focused on the delivery of patient care in the high acuity areas of the hospital. Mr. Frankel is a member of the Council on Foreign Relations, a member of the Board of Visitors of Stanford Law School, and a trustee at the Greenwich Academy, the HealthCare Chaplaincy and the Sesame Workshop. He has a B.A. from Brown University and a J.D. from Stanford Law School.

Andrew Sibbald (46), serves as CEO of Evercore Partners International LLP (“Evercore Partners International”). Mr. Sibbald was previously the co-founder, senior partner and a managing director of the Lexicon Partnership LLP (“Lexicon”), a leading U.K. independent investment banking advisory firm, which was acquired by us in August of 2011. Upon the closing of that acquisition, Mr. Sibbald became the CEO of our European Advisory business. Mr. Sibbald co-founded Lexicon in 2000. From 1997 to 2000, Mr. Sibbald served as a managing director of the Financial Institutions Group at Donaldson, Lufkin & Jenrette, where he led a team specializing in mergers and acquisitions in the financial institutions sector. From 1993 to 1997, he served as a Partner at The Phoenix Partnership, a corporate advisory and private equity business which was acquired by Donaldson, Lufkin & Jenrette in 1997. Prior to joining The Phoenix Partnership, he worked in the Financial Institutions Group at Chemical Bank and the Financial Institutions Group at Manufacturers Hanover.

Mr. Sibbald was a Non-Executive Director of Homeserve Plc between 2007 and 2011. Mr. Sibbald has a BSc (Hons) from Bristol University, U.K.

Robert B. Walsh (56), CFO, is responsible for our financial, tax, information technology and facilities functions and certain similar functions for our private equity funds. Mr. Walsh was appointed CFO in June 2007. Prior to joining us, Mr. Walsh was a senior partner at Deloitte, our independent registered public accounting firm, where he had been employed for the previous 27 years. At Deloitte, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, served as deputy managing partner and was directly responsible for managing its national advisory services businesses. At Deloitte, Mr. Walsh did not have any responsibility for our account. Mr. Walsh received a Bachelor of Science degree from Villanova University. Mr. Walsh currently serves on the board of directors of New York Cares and IFA Insurance Company, a privately held property-casualty insurer, and is a trustee of the Oak Knoll School of the Holy Child.

Each of our executive officers serves at the discretion of our Board without specified terms of office.

Effective February 21, 2012, Eduardo Mestre ceased to serve as an executive officer of Evercore due to his decision to focus exclusively on delivering client services in our advisory business. For a further discussion on Mr. Mestre’s change in responsibilities, see “COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS—Employment Agreements and Equity Awards—Letter Agreement with Mr. Mestre.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on the review of the reports reviewed by us on behalf of these individuals and written representations by these individuals that no other reports were required since January 1, 2012, except as previously disclosed, all such Section 16(a) filing requirements were met, except that one Form 4 was filed late on behalf of each of Messrs. Altman, Aspe and Schlosstein in connection with shares of Class A common stock held by them that were surrendered to the Company for the payment of taxes in connection with the vesting of previously granted restricted stock unit awards.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

In terms of individuals, partnership units in Evercore LP are held by current and former SMDs who provided services to our predecessor entities prior to our 2006 initial public offering (our “IPO”), by Mr. Schlosstein and Trilantic Capital Partners (“Trilantic”). Other executive officers who hold partnership units in Evercore LP include Messrs. Altman, Aspe, Frankel and Mestre. Partnership units in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) effective for each taxable year in which an exchange of partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

In connection with our IPO we entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our IPO, including Messrs. Altman, Aspe, Frankel and Mestre, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We retain the economic benefit of the remaining 15% of cash savings, if any, of the tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement. In certain circumstances, we sold shares of Class A common stock in public offerings and used such cash consideration to acquire Evercore LP partnership units, which resulted in substantially similar rights and benefits under the tax receivable agreement as an exchange of Evercore LP partnership units for shares of Class A common stock.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

As a result of the acquisition of Evercore LP partnership units since the IPO, certain SMDs became entitled to payments under the tax receivable agreement. The following table shows the amount paid to our executive officers pursuant to the tax receivable agreement since January 1, 2012:

Name	Tax Receivable Payments since January 1, 2012
Roger C. Altman	$259,855
Adam B. Frankel	11,672
Pedro Aspe	31,403
Eduardo Mestre	101,421

Registration Rights Agreement

We have entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by certain current and former SMDs, including Messrs. Altman, Aspe, Frankel and Mestre, upon exchange of partnership units of Evercore LP held by such SMDs. Under the registration rights agreement, such SMDs have the right to request us to register the sale of their shares of Class A common stock and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such SMDs will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other SMDs or initiated by us.

Relationship with Our Private Equity Funds

Our Pre-IPO Funds

Prior to our IPO, Messrs. Altman and Mestre were awarded the right to receive a portion of the carried interest earned by the general partner of Evercore Capital Partners II private equity fund (“ECP II”) and Mr. Aspe was awarded the right to receive a portion of the carried interest earned by the general partner of the Discovery Fund. Following our reorganization in connection with the IPO, the general partners of these funds are no longer our consolidated subsidiaries, and we do not treat carried interest received from these entities by our employees as compensation. However, Evercore LP, through its subsidiaries, is a non-managing member of the general partner of ECP II and is a limited partner of the general partner of the Discovery Fund, and Evercore LP, through its subsidiaries, is entitled to receive (1) 0% to 10% (depending on the particular fund investment) of the carried interest realized from ECP II and the Discovery Fund and (2) gains (or losses) on investments made by each of the funds based on the amount of capital in that fund which is contributed to, or subsequently funded by, us. As a result, ECP II transactions involving Messrs. Altman and Mestre, and Discovery Fund transactions involving Mr. Aspe, are deemed to be Related Person Transactions given our continued interest in those funds.

Our Post-IPO Funds

Evercore LP, through its subsidiaries, is a non-managing member of the general partner of the general partner of EMP II and EMP III, and is entitled to (i) 50% of the carried interest realized from EMP II and EMP III and (ii) as an indirect investor in EMP II and EMP III, gains (or losses) on investments made by EMP II and EMP III based on the amount of capital which is contributed to, or subsequently funded by, Evercore LP or its subsidiaries. For EMP II and EMP III, we may include as consolidated revenue all realized and unrealized carried interest earned by the general partners of EMP II and EMP III, although a portion of the carried interest is allocated to employees, including Mr. Aspe, and such amounts are recorded as compensation expense.

Carried interest entitles the general partners of EMP II and EMP III to a specified percentage of net investment gains that are generated on the capital invested by third-party investors in EMP II and EMP III. The general partners of each of EMP II and EMP III are entitled to a carried interest that allocates them 20% of the net investment gains realized on capital invested in EMP II and EMP III by third-party investors. Each of EMP II and EMP III includes a performance hurdle which requires them to return 8%, compounded annually, to third-party investors prior to the general partners receiving their 20% share of net profits realized by the third-party investors. The ultimate values of carried interest with respect to EMP II and EMP III are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. As a result, Mr. Aspe may receive additional carried interest payments in any fiscal year attributable to carried interest allocated in previous fiscal years (subject to achievement of a minimum investment return for our funds’ outside investors). For EMP II and EMP III, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the vesting of carried interest for EMP II and EMP III is tied to the formation of the fund and other vesting thresholds. No carried interest will be paid to employees until such time as the carried interest is actually received by the general partners of EMP II and EMP III. Carried interest for EMP II and EMP III is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Transactions with our Private Equity Funds

A summary of our investments in and unfunded commitments to ECP II, the Discovery Fund, EMP II, and EMP III (“Private Equity Funds”) as of December 31, 2012 were as follows:

Private Equity Funds	Investments in Private Equity Funds	Unfunded Commitments to Private Equity Funds
ECP II	$3,793,000	$254,000
Discovery Fund	$3,060,000	$178,000
EMP II	$10,400,000	$2,288,000
EMP III	$1,696,000	$1,906,000

The investment period has lapsed for ECP II, the Discovery Fund and EMP II.

Certain employees and current and former SMDs, including Messrs. Altman, Aspe and Mestre, have also invested their own capital through the general partners or in side-by-side investments with our Private Equity Funds. These interests in the general partner of the Private Equity Funds and the side-by-side investments are not subject to management fees or carried interest. These investment opportunities have been available to our SMDs and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. Since January 1, 2012, (i) Mr. Aspe contributed $467,000 to EMP III and (ii) Messrs. Altman’s and Mestre’s aggregate contributions to and receipt of proceeds or carried interest from our Private Equity Funds were in each case less than $120,000. For 2012, there were no payments in respect of carried interest received by the general partner of our Private Equity Funds.

Relationship with Trilantic

We formed a strategic alliance with Trilantic to pursue private equity investment opportunities with Trilantic and to collaborate on the future growth of Trilantic’s business in 2010 and expanded our relationship on April 22, 2013 through a supplement agreement. As part of the original agreement and the supplement, we agreed to use commercially reasonable efforts to source investment opportunities for Trilantic Capital Partners Associates IV L.P. (“Trilantic IV”) and Trilantic Capital Partners Associates V L.P. (“Trilantic V,” and together with Trilantic IV, the “Trilantic Funds”), and Trilantic agreed to use commercially reasonable efforts to refer to us mergers and acquisitions advisory services or restructuring advisory services from time to time with respect to selected portfolio companies of the Trilantic Funds.

Pursuant to the original agreement, we issued 500,000 Evercore LP partnership units with a minimum redemption value of $16.5 million in exchange for a minority economic interest in Trilantic and an interest in Trilantic IV. In connection with the issuance of such limited partnership interests in Trilantic, we became a limited partner of Trilantic and are entitled to receive 10% of the aggregate amount of carried interest in respect of all of the portfolio investments made by Trilantic IV, up to $15 million. Our carrying value of our investment in Trilantic was approximately $15 million as of December 31, 2012, and the value of our investment in Trilantic IV was approximately $4.6 million. As part of the original agreement, Trilantic also agreed to pay an annual fee to us equal to $2 million per year for a period of five years as consideration for advisory and referral services to be performed by us.

As part of and as of the date of the supplement agreement, Evercore agreed to commit $5 million of the total capital commitments of Trilantic V and issued one Class B share pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), giving Trilantic the right to a number of votes on matters put to Class A common stockholders and Class B common stockholders that is equal to the number of Evercore LP partnership units that it holds.

We and our affiliates are passive investors and do not participate in the management of any Trilantic-sponsored funds.

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, we, through our officers, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the Second Amended and Restated Partnership Agreement (the “Partnership Agreement”) of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of partnership units in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro-rata in accordance with the percentages of the holders’ respective partnership units. We may, however, authorize a distribution to the partners of Evercore LP who hold vested and unvested units in accordance with the percentages of their respective vested and unvested partnership units in the event of an extraordinary dividend, refinancing, restructuring or similar transaction.

The holders of partnership units in Evercore LP will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro-rata in accordance with the percentages of their respective partnership units. The Partnership Agreement provides for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the Partnership Agreement, we intend to cause Evercore LP to make cash distributions to the holders of partnership units of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income). If we pay dividends, our SMDs who hold limited partnership interests will be entitled to receive equivalent distributions pro-rata based on their partnership interests in Evercore LP, although these individuals will not be entitled to receive any such dividend-related distributions in respect of unvested partnership units. For 2012, Messrs. Altman, Aspe, Frankel, Mestre and Schlosstein received $1,086,502, $392,531, $29,441, $63,695, and $1,141,002, respectively, as dividend-related distributions on vested partnership units.

Vesting Provisions

As part of a larger overhaul of our equity arrangements to ensure better alignment between employee stockholders and other stockholders, all of our SMDs amended the Partnership Agreement on July 27, 2009. Unvested partnership units vest ratably on December 31, 2011, 2012 and 2013, so long as the equity holder remains employed by us, Evercore LP or their affiliates on such dates. In addition, 100% of the unvested Evercore LP partnership units held by a SMD will vest upon our change in control or if such SMD dies or becomes disabled while in our employ. Our Equity Committee (as discussed and defined below) may also accelerate vesting of unvested partnership units at any time. Unvested Evercore LP partnership units that are forfeited will be: (a) reallocated on a pro-rata basis to other currently employed SMDs of Evercore (other than Mr. Altman) who were Evercore SMDs prior to our IPO, if such forfeited Evercore LP partnership units were held by an Evercore pre-IPO SMD, (b) reallocated on a pro-rata basis to other currently employed SMDs of Evercore Partners Mexico (other than Mr. Aspe) who were Evercore Partners Mexico SMDs prior to our IPO, if such forfeited Evercore LP partnership units were held by an Evercore Partners Mexico pre-IPO SMD or (c) cancelled, in the event that there are no other eligible SMDs.

Transfer Restrictions

The Partnership Agreement was amended in 2009 and provides that Evercore LP vested partnership units are exchangeable for shares of our Class A common stock in 20% increments on each of December 31, 2009, 2010, 2011, 2012 and 2013, as long as the holder is still employed by us on such dates (with the exception of Messrs. Altman and Aspe, who will be able to transfer partnership units on such dates regardless of their employment status).

On August 31, 2012, the Board agreed to release the contractual transfer restrictions associated with 2,837,606 vested Evercore LP partnership units held by certain SMDs. The contractual transfer restrictions associated with such partnership units would have otherwise expired on December 31, 2012. The decision to permit such accelerated release of transfer restrictions was motivated in part by the desire to permit a more orderly disposition of securities over a longer period of time by the employees. The decision did not result in the vesting of any unvested equity and, given the relatively small difference in timing of the release of transfer restrictions, this decision did not have a negative effect on the retention of key employees. The Evercore LP partnership units that were released from contractual transfer restrictions include the following number of units for executive officers:

Executive Officers	Number of Evercore LP partnership units released from December 31, 2012 Transfer Restrictions
Roger Altman	579,643
Pedro Aspe	297,725
Adam Frankel	20,159

Once the Evercore LP vested partnership units become exchangeable, holders of fully vested partnership units in Evercore LP (other than us) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of Class A common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one partnership unit registered in our name will automatically be cancelled by Evercore LP so that the number of partnership units we hold at all times equals the number of shares of our Class A common stock then outstanding.

Notwithstanding the restrictions on transfer and exchange of Evercore LP partnership units described above and in addition to any other permitted transfer, Mr. Altman may transfer to charities, and these charitable transferees may sell, up to an aggregate of $10 million of Evercore LP partnership units or Class A common stock without the approval of the Equity Committee (discussed below). In addition, all SMDs are allowed to donate within any fiscal year up to 10% of the aggregate amount of their vested Evercore LP partnership units and vested but restricted shares of Class A common stock to charities, which can, in the case of partnership units, exchange such partnership units into freely tradable shares of Class A common stock or, in the case of restricted stock, have such restrictions removed and sell such shares of Class A common stock.

Equity Committee

The Partnership Agreement provides for an “Equity Committee,” which is currently comprised of Messrs. Altman, Aspe and Schlosstein. If a member of the Equity Committee ceases to be associated with us, he will cease to be a member of the Equity Committee. All decisions made by the Equity Committee must be unanimous.

The Equity Committee may accelerate vesting of unvested Evercore LP partnership units in whole or in part at any time and may permit transfers or exchanges by holders who remain our employees. In addition, the Equity Committee may, from time to time in its sole discretion, permit transfers or exchanges of Evercore LP partnership units held by Messrs. Altman, Aspe and Schlosstein. If the Equity Committee permits any employee to transfer or exchange Evercore LP partnership units, each other employee holder will be entitled to participate ratably with one another in any such permitted disposition (that is, each such holder shall be permitted to dispose of an equal proportion of his or her Evercore LP partnership units, provided such units have vested).

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, pro-rata in respect of all vested Class A and B partnership units.

Acquisition of Lexicon

On August 19, 2011, we completed the acquisition of all of the outstanding partnership interests of Lexicon, in accordance with the definitive sale and purchase agreement (the “Lexicon Agreement”) entered into on June 7, 2011, by and among us and the shareholders of Lexicon, including Mr. Sibbald. In addition to the cash consideration paid during 2011, Mr. Sibbald will receive 240,564 unvested restricted shares of Class A common stock in accordance with the Lexicon Agreement. Such shares vest in substantially equal installments over a three-year period beginning on June 30, 2013. Upon vesting, such shares will be delivered to Mr. Sibbald on the earlier of (i) the first anniversary of the relevant vesting date and (ii) the date of the first secondary offering by Evercore following the relevant vesting date.

Vesting of such shares will accelerate in certain circumstances, including, but not limited to, Mr. Sibbald’s termination without “cause,” a qualifying retirement or upon a change of control. Under the Lexicon Agreement, a seller can be terminated for “cause” if he or she (1) is convicted of a criminal offense that is a felony or a misdemeanor crime involving dishonesty or deception; (2) commits a persistent material breach of the terms of Evercore Partners International’s Amended and Restated Limited Liability Partnership Deed, dated August 19, 2011 (the “Evercore Partners International Deed”) and such persistent material breach causes Evercore or any of its affiliates to commit a material breach of the applicable rules and regulations of a governmental entity and such seller fails to remedy such material breach within a reasonable period of receiving a written warning from Evercore; (3) has his or her material licenses, authorizations or consents withdrawn by a governmental entity as a result of his or her deliberate breach of applicable rules and regulations; (4) is disqualified from holding office as a director under the Company Directors Disqualification Act 1986 as a result of his or her deliberate wrongdoing; or (5) following receipt of a written warning from the CEO of Evercore Partners International, has failed to remedy within 10 business days what the CEO of Evercore Partners International and a super majority of the sellers acting fairly, reasonably, on a fully informed basis and in good faith conclude was a deliberate and unreasonably continuous disregard of his or her fundamental obligation to commit time and effort to the performance of his or her duties pursuant to the Evercore Partners International Deed of such magnitude as to justify his or her summary dismissal.

In connection with the acquisition of Lexicon, Mr. Sibbald also entered into a Schedule of Terms with us. For a further discussion on Mr. Sibbald’s Schedule of Terms, see “COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS—Employment Agreements and Equity Awards—Schedule of Terms with Mr. Sibbald.”

Use of Corporate Aircraft

For security, safety and health reasons, our Board adopted a policy requiring our Executive Chairman and CEO to use a private aircraft for business air travel. As part of this policy, we entered into an aircraft dry lease agreement with an unaffiliated party (the “Aircraft”).

While the primary use of the Aircraft is for business purposes, because of the benefit afforded to the Company in terms of security and productivity while traveling for personal reasons, the Company entered into timesharing agreements with Messrs. Altman and Schlosstein to allow these individuals to lease the Aircraft for personal use. Under such timesharing agreements, Messrs. Altman and Schlosstein must reimburse the Company for the maximum amount of reimbursement allowed by applicable Federal Aviation Administration rules (this reimbursement amount includes enumerated direct costs such as fuel, crew travel expenses, landing fees, flight planning, and an additional amount equal to 100% of fuel costs). For 2012, Messrs. Altman and Schlosstein reimbursed Evercore $435,000 and $250,000, respectively, for their personal use of the Aircraft. In addition, our Executive Chairman or CEO may invite family members or guests on a business flight without charge to him for these additional passengers, and, on limited occasions, we have allowed a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without such change in destination being treated as an incremental cost.

The Company calculated the aggregate incremental cost to the Company for Messrs. Altman’s and Schlosstein’s personal use of the Aircraft in 2012 by calculating the direct costs associated with personal flights (including, but not limited to, fuel, crew travel expenses, landing fees, flight planning, and hourly engine and parts maintenance program charges, as well as similar changes associated with “deadhead” or positioning flights in connection with personal flights). From this, it deducted the amount reimbursed by Messrs. Altman and Schlosstein under the timesharing arrangements. Excluded from the calculation of aggregate incremental costs are (i) fixed costs, which do not change based on usage, including, but not limited to, lease payments, management fees, insurance; and (ii) carriage of family members or guests on a business flight by the executive (since the carriage of such additional person is a benefit to the executive but does not add appreciably to the costs to the Company for such flight). Based on this methodology, the amount reimbursed by each of Messrs. Altman and Schlosstein exceeded the aggregate incremental costs associated with their personal use of the Aircraft.

Family Relationships

Mr. de Saint Phalle’s step-son, who does not share a home with Mr. de Saint Phalle, is an employee of ours and was paid $348,751 for 2012 in compensation, which includes the grant date value of equity awards granted to him, and he also participates in investment opportunities available to other similarly situated employees.

Transactions with 5% Stockholders

Fidelity Management and Research Company (“Fidelity”) is the beneficial owner of more than 5% of our outstanding common stock, and one of its affiliates is a client of Evercore’s Institutional Equities business, which paid our Institutional Equities business $448,569 in fees in 2012. In addition, another affiliate of Fidelity provides Evercore with recordkeeping, trustee and other services in connection with Evercore’s 401(k) plan. From time to time, we may also purchase investment products sponsored by Fidelity affiliates in connection with our deferred cash award program, which program is further described under “COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS—Compensation Discussion and Analysis.” These transactions with Fidelity and its affiliates were arms-length transactions entered into in the ordinary course of business and fees paid to, and by, Evercore were based on the prevailing rates for non-related persons for the same services.

In addition, Citadel Advisors LLC (“Citadel”) and Jennison Associates LLC (“Jennison”) are each the beneficial owner of more than 5% of our outstanding common stock, and they are clients of Evercore’s Institutional Equities business. Citadel and Jennison paid the Institutional Equities business approximately

$700,000 and $426,000, respectively, in fees in 2012. The transactions between Citadel and Jennison and the Institutional Equities business were arms-length transactions entered into in the ordinary course of business and fees paid to Evercore were based on the prevailing rates for non-related persons for the same services.

Transaction Between Evercore Wealth Management and Executive Officers

From time to time, certain executive officers, their family members, and related charitable foundations may have investments in various Evercore Wealth Management (“EWM”) investment vehicles or accounts. For certain types of products and services offered by EWM, our executive officers may receive discounts that are available to our employees generally. These products and services are offered and provided in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions for similarly situated customers and eligible employees.

Policy Regarding Transactions with Related Persons

In 2007, we adopted a written Related Person Transaction Policy regarding transactions with Related Persons (defined below) and in 2012 we amended our policy, which is available on our website at www.evercore.com under the Investor Relations link. Our policy requires that Related Person Transactions (defined below) must be approved or ratified by the Nominating and Corporate Governance Committee of the Board unless they have been deemed pre-approved. In determining whether to approve or ratify a Related Person Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Under the policy, certain Related Person Transactions are pre-approved, including routine commercial transactions in the ordinary course or transactions that are approved by other committees of the Board. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder owning at least 5% of our stock, or any immediate family member of any of the foregoing persons. A “Related Person Transaction” means any financial transaction, arrangement or relationship or series of similar financial transactions, arrangements or relationships involving more than $120,000 in which Evercore is a participant and in which a Related Person has a direct or indirect material interest. The only Related Person Transactions that were not approved in accordance with our Related Person Transaction Policy are discussed under “—Tax Receivable Agreement;” “—Registration Rights Agreement;” “—Relationship with our Private Equity Funds;” and “—Evercore LP Partnership Agreement,” and these Related Person Transactions were not approved in accordance with our Related Person Transaction Policy because such transactions were undertaken prior to the adoption of such policy.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our Amended and Restated Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. In addition, directors who have relationships covered by one of five bright-line independence tests established by the NYSE, as discussed below, may not be found to be independent.

The NYSE’s director independence requirements are designed to increase the quality of board oversight at listed companies and to lessen the possibility of damaging conflicts of interests. The NYSE’s corporate governance rules do not define every relationship that will be considered material for purposes of determining a director’s independence from our management. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. As the concern is a director’s independence from our management, however, the NYSE does not view the ownership of even a significant amount of our stock, by itself, as a bar to an independence finding.

The NYSE has adopted five bright-line independence tests for directors. Each of these tests describes a specific set of circumstances that will cause a director to be not independent from our management. For example, a director who is an employee of ours, or whose immediate family member is an executive officer of ours, is not independent until three years after the end of the employment relationship. The other bright-line independence tests also have a three-year look-back requirement and address circumstances involving: the receipt of more than $120,000 per year in direct compensation from us, except for certain permitted payments such as director fees; employment by or affiliations with our current or former internal or external auditors; interlocking directorates; and certain business relationships involving companies that make payments to, or receive payments from, us above specified annual thresholds. For more information about the NYSE’s bright-line director independence tests, including the NYSE commentary explaining the application of the tests, please go to the NYSE website at www.nyse.com.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the Investor Relations link. We will provide a printed copy of the Corporate Governance Principles to any stockholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director, or an immediate family member of the director, is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or two percent of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or such director’s immediate family member is a current executive officer, of another company that has made payments to, or received payment from, us for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or two percent of the consolidated gross revenues of such other company.

Our Corporate Governance Principles also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer, and of any other significant change in the director’s principal professional occupation or roles and responsibilities, and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed its findings with our Board. During this review, our Board considered transactions and relationships between each director, or any member of his or her immediate family, and us, our subsidiaries and affiliates, including those reported under “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION” above. Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Beattie, de Saint Phalle, Hessler, Millard and Pritzker and Ms. Harris are independent under the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Mr. Beattie is a partner of STB and Ms. Harris held the title “Of Counsel” at STB, which provides legal services to us and our affiliates. In reaching this conclusion with respect to Mr. Beattie and Ms. Harris, it was noted that, (a) in 2012, payments from us to STB were less than 1% of STB’s revenues and (b) STB’s partnership income attributed to payments from us in 2012 resulted in less than $10,000 in income to Mr. Beattie. In connection with Ms. Harris, it was also noted that: (1) “Of Counsel” is a title given to certain retired partners of STB, which is in contrast to the titles of “Senior Counsel” and “Counsel” which are used for full-time STB employees who have not yet been promoted to partner, (2) Ms. Harris has not been an STB partner since 1998 and (3) Ms. Harris has never represented us or any of our affiliates. The Board also considered the fact that Mr. de Saint Phalle’s step-son, who does not share a home with Mr. de Saint Phalle, is an employee of Evercore.

Our Board has also determined that Messrs. Beattie, de Saint Phalle, Hessler, Millard and Pritzker and Ms. Harris are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act.

Messrs. Altman, Aspe and Schlosstein are not considered to be independent directors as a result of their employment with us.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 22, 2013 and the number of in-person and telephonic meetings held by each of those committees during 2012:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard I. Beattie.	—	—	X
Francois de Saint Phalle	X	X	X
Gail B. Harris, Esq.	X	—	Chair
Curt Hessler	Chair	X	—
Robert B. Millard	—	X	—
Anthony N. Pritzker	—	Chair	X

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of these materials to any stockholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Hessler qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that he has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Hessler’s qualification based on, among other things, his experience in executive level management at companies with complex multi-national operations, including service with multiple public companies, his experience as a director, and his experience in government affairs, including having previously served as the U.S. Assistant Secretary of the Treasury for Economic Policy and as executive director of the President’s Economic Group.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining and recommending the amount and form of such compensation, see “DIRECTOR COMPENSATION” and “COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.”

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, each of Messrs. de Saint Phalle, Hessler, Millard and Pritzker served as members of our Compensation Committee, and no member of our Compensation Committee during fiscal 2012 was an employee or officer or former employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K during fiscal 2012, except as described under “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION.” None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our stockholders, (2) overseeing the evaluation of the Board, (3) developing and recommending the content of our Corporate Governance Principles and Code of Business Conduct and Ethics to our Board, and (4) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; willingness to commit the necessary time; and whether the nominee assists in achieving a mix of members that represents a diversity of background and experience—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required to maximize the effectiveness of the Board. Accordingly, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. We have not paid a fee to any third party in consideration for assistance in identifying potential nominees for our Board.

Stockholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee considers recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2012, our Board held six formal meetings, and our Board’s standing committees held a total of 15 meetings (six Audit Committee, six Compensation Committee and three Nominating and Corporate Governance Committee meetings). Each of our directors attended more than 75% of the combined total number of (1) Board meetings and (2) meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our Annual Meeting of Stockholders. All of our incumbent directors attended our 2012 Annual Meeting of Stockholders. Mr. Millard did not attend our 2012 Annual Meeting as he was not a director at that time.

Role of the Office of Chairman of our Board

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and CEO. The Board believes that the separation of the offices of the Chairman of the Board and CEO is best decided on a case-by-case basis from time to time. However, with the appointment of Mr. Schlosstein to the position of CEO in 2009 and Mr. Altman’s continued active involvement in our business, we felt it was appropriate to split the roles of Office of Chairman of the Board, which is currently held by Messrs. Altman and Aspe, and the role of CEO, which is currently held by Mr. Schlosstein. This division allowed us to recruit Mr. Schlosstein as our CEO, while simultaneously maintaining an appropriately influential role for Mr. Altman, our founder. In choosing to relinquish his duties as CEO to Mr. Schlosstein, Mr. Altman has enabled our operations to continue to be led by a highly experienced and talented executive, and Mr. Altman is now able to devote more of his own energies to building and sustaining key business relationships. Under the guidance of the Nominating and Corporate Governance Committee, each year the Board reviews the structure of our Board and its committees as a part of its annual self-evaluation process and, as part of that process, considers, among other things, issues of structure and leadership. The Board is satisfied that its current structure and processes are appropriate.

Executive Sessions and Lead Director

Our Corporate Governance Principles require our non-management directors, all of whom are also independent under applicable regulations and our Corporate Governance Principles, to have at least one meeting per year without management present. We complied with this requirement in 2012. In order to facilitate communications among non-management directors on the one hand and management on the other hand, Ms. Harris was selected to serve as the lead director.

Oversight of Risk Management

We are exposed to a number of risks, and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board, our Compensation Committee is charged with the oversight responsibility related to our compensation programs and the Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors. Each of our business unit leaders is responsible for various aspects of risk management associated with their business, and our executive officers also have the primary responsibility for enterprise-wide risk management. Our CFO and General Counsel work closely with members of senior management, including our accounting staff, our internal audit department and our compliance department to monitor and manage risk. The CFO and our General Counsel both report directly to our CEO and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face, highlighting any new risks that may have arisen since they last met. Our CFO and General Counsel update our Audit Committee as to changes in our risks on a periodic basis. In addition, all non-management members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting or auditing matters. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting, will be reported to the Chairman of our Audit Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our CEO, our CFO, our Controller (or persons performing similar functions) and our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the Investor Relations link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any stockholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to, or any waivers from, our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is not to pay director compensation to directors who are also our employees. For non-management directors, our policy is to grant a one-time award of RSUs with a value of $50,000 upon his or her initial appointment to the Board, which vest on the second anniversary of the grant date. We also provide for an annual retainer of $70,000, payable, at the director’s option, either 100% in cash or 50% in cash and 50% in shares of Class A common stock. In addition, each of our non-management directors receives an annual grant of RSUs with a value of $40,000 which vest on the first anniversary of the grant date. It is also our policy to provide for the chair of the Audit Committee to receive an additional annual cash retainer of $10,000. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings, as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards that would otherwise result in fractional shares are rounded up to the nearest whole share.

For 2012, we granted 9,939 RSUs under our Plan to our non-management directors, which consisted of 1,634 RSUs for each non-management director on June 7, 2012 in connection with the annual grant to our directors (other than Mr. Millard, who, on July 30, 2012, was granted 1,769 RSUs as his annual grant and an additional 2,211 RSUs in connection with his initial appointment to the Board, which, subject to his continuous service on the Board, will vest on July 30, 2014), all of which were unvested as of December 31, 2012. The following table provides summary information concerning the compensation of our non-management directors for services rendered to us during 2012.

Director Compensation in 2012

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Total ($)
Richard I. Beattie	70,000		40,017	110,017
Francois de Saint Phalle	70,000		40,017	110,017
Gail B. Harris	70,000		40,017	110,017
Curt Hessler	80,000		40,017	120,017
Robert B. Millard	30,685	(2)	90,008	120,693
Anthony N. Pritzker	70,000		40,017	110,017

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2012, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date. As of December 31, 2012, Mr. Millard owned 3,980 unvested RSUs and each of Messrs. Beattie, de Saint Phalle, Hessler and Pritzker and Ms. Harris owned 1,634 unvested RSUs.

(2)	Mr. Millard joined the Board in July 2012. The amount of cash retainer paid to Mr. Millard in 2012 was pro-rated to reflect his partial year of service in 2012.

In 2011, our Board adopted stock ownership guidelines that prohibit a non-management director from selling or donating Evercore shares unless, after such sale or donation, he or she owns shares of Class A Common Stock, including vested RSUs awarded in connection with service on the Board, shares beneficially owned by his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her immediate family members, with a value equal to or greater than three times the director’s most recently paid annual cash retainer. Compliance with these guidelines may be waived, at the discretion of our Nominating and Corporate Governance Committee, if compliance would create severe hardship for a non-management director or prevent him or her from complying with a court order. It is expected that these instances will be rare and, in these cases, our Nominating and Corporate Governance Committee will develop alternative ownership guidelines that reflect the intent of these guidelines and the director’s personal circumstances. Based on the stock price as of the record date, all of our non-management directors have satisfied the ownership thresholds established by these guidelines.

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following discussions and tables provide summary information concerning compensation for our “Named Executive Officers,” as defined by the SEC, who for 2012 are Messrs. Altman, Aspe, Mestre, Schlosstein, Sibbald and Walsh.

Compensation Discussion and Analysis

Our Executive Compensation Objectives and Philosophy

The goals of our executive compensation program are to align compensation with business objectives and performance, to enable us to attract, retain and reward executives who contribute to our long-term success and to increase stockholder value. Unlike many other financial services firms, our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel as opposed to financial capital. The market for highly qualified financial professionals has been and remains extremely competitive. In addition, although our SMDs (which include our Named Executive Officers) have all entered into non-compete and non-solicitation agreements, the loss of such personnel could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation programs to be highly competitive and reward outstanding individual achievement.

Linkage of Management and Stockholder Interests

The interests of our Named Executive Officers are aligned with those of our stockholders through the ownership of significant amounts of our equity, as described in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” Messrs. Altman, Aspe, and Schlosstein hold a significant portion of their equity in the form of Evercore LP partnership units which has been subject to multi-year transfer restrictions. These transfer restrictions also prohibit hedging the economic risks of equity ownership. For a further discussion of the terms of the Evercore LP partnership agreement, see “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION—Evercore LP Partnership Agreement.” Messrs. Walsh and Sibbald do not hold any Evercore LP partnership units. However, like our other key employees, Messrs. Walsh and Sibbald hold directly or indirectly a meaningful number of shares of restricted stock and RSUs that are subject to multi-year vesting and transfer restrictions.

Since we went public in 2006, we also have had an insider trading policy which, among other things, prohibits all employees from hedging the economic risk of their company stock ownership.

Our executive officers also participate in our annual equity award incentive program, which calls for the payment of a portion of their annual bonuses in RSUs. These RSUs are subject to vesting over multiple years. As a result of the material amount of equity ownership interests, vesting conditions, transfer restrictions and prohibitions of hedging described above, we believe that our executive officers have a demonstrable and significant interest in increasing stockholder value over the long term. The following table illustrates, as of December 31, 2012, the significant amount of vested equity owned by Messrs. Schlosstein and Altman and the executive officers as a group as a multiple of their respective base salaries, cash bonus, total bonus and total cash compensation for 2012.

Vested Equity Ownership as a Multiple of 2012

	Base Salary	Cash Bonus	Total Bonus	Total Cash Compensation
Ralph Schlosstein	116x	29x	14x	23x
Roger Altman	115x	21x	10x	17x
Executive officers as a group	40x	13x	6x	10x

How We Establish Compensation

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation and benefit plans and programs for our Named Executive Officers. In establishing compensation for our Named Executive Officers, we take into account the fact that we generally do not provide significant retirement or similar benefits to our Named Executive Officers. We also take into account other economic relationships between the individual and us. The Compensation Committee periodically reviews the effectiveness and competitiveness of our executive compensation programs, which may involve the assistance of independent consultants (although no such consultants were used in 2012).

Our CEO participates in discussions with the Compensation Committee and makes recommendations to it (except as to his own compensation), but he does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Mr. Altman has also continued to participate in discussions with, and make recommendations to, the Compensation Committee concerning Named Executive Officer compensation (except as to his own compensation). However, Mr. Altman does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have Messrs. Schlosstein and Altman participate in these discussions because they possess unique insight regarding the day-to-day performance of our executives.

The Board’s Consideration of Stockholder Views on Our Compensation Program

At our 2011 annual meeting, we held our first non-binding, advisory stockholder vote on executive compensation (“say on pay”). Our stockholders overwhelmingly approved the executive compensation described in our proxy statement in 2011, with approximately 90% of voted shares cast in favor of the say on pay proposal. In light of our stockholders’ strong support for our executive compensation program, the Compensation Committee did not implement significant changes to our executive compensation program during 2012.

Principal Components of Executive Compensation

Over the last three years, the key components of our compensation program for Named Executive Officers have been base salary and annual incentive compensation (which can include both cash payments and deferred equity and deferred cash awards which are subject to vesting), each of which is described below. Any deferred awards (RSUs or deferred cash) with only time-based vesting provisions are granted as part of the total annual incentive compensation amount and not as a supplement to annual incentive compensation. Portions of the compensation for some of our Named Executive Officers for 2012 were determined pursuant to employment agreements. These agreements are described below under “—Employment Agreements and Equity Awards.”

A. Base Salaries Have Remained Flat

Consistent with industry practice, the base salaries for our Named Executive Officers generally account for a minority of their total potential compensation. The base salaries of Messrs. Altman, Aspe, Sibbald and Schlosstein are set by their respective employment agreements and are a fixed amount. The Compensation Committee originally established Mr. Walsh’s base salary in his offer letter, which was the same as the base salaries then paid to substantially all our SMDs. Base salaries are reviewed annually by the Compensation Committee and may be increased in the discretion of the Compensation Committee, taking into account the Compensation Committee’s subjective evaluation of each executive’s performance, changes in the factors considered in establishing initial base salaries, adjustments made to the base salaries of our broader employee population and such other factors as the Compensation Committee may deem relevant. However, in order to emphasize the incentive-based elements of our compensation program, we have not increased base salaries for our Named Executive Officers since they joined us.

B. Incentive Compensation is Performance Driven and Linked to Stockholder Value

Consistent with industry practice, the bonuses potentially payable to our Named Executive Officers account for the majority of their total compensation opportunities. For 2012, no bonus was guaranteed to any Named Executive Officer. Rather, annual bonuses to Named Executive Officers are determined in the discretion of the Compensation Committee.

1. Discretionary Bonuses are Tied to Performance

In determining compensation for our Named Executive Officers, the Compensation Committee took into account our strong performance in 2012, including the following highlights:

•	Realized record net revenues of approximately $642 million, a 23% increase over our prior year’s results, and our fourth year of significantly increased net revenues and earnings;

•	Increased market share in each of our core businesses, sustaining our momentum as the fastest growing publicly traded global independent investment banking advisory firm;

•	Returned more than $95 million to stockholders through increased dividends and repurchases, with the repurchases more than offsetting the dilutive effects of annual bonus equity awards to employees;

•	Continued to invest in the growth of our business, including recruiting six SMDs to our Advisory business, complementing the 13 SMDs added to the business over the past three years;

•

Continued to expand Institutional Equities, which now serves the majority of the top 50 institutional money managers and top 50 hedge funds in the United States, and grew its share of U.S. listed equity trading volume each quarter;

•	Expanded Wealth Management capabilities with the acquisition of Mt. Eden Investment Advisors, LLC, which ended the year with $4.5 billion of assets under management;

•	Expanded our private equity business in Mexico with the launch of a new fund; and

•	Maintained Evercore Trust Company’s leading position in the markets it serves in 2012.

For 2012, none of our Named Executive Officers had previously prescribed personal performance goals that determined bonus compensation. The Compensation Committee did not engage any outside consultants or benchmark compensation amounts against other firms. Rather, in evaluating the performance of and determining bonuses for our Named Executive Officers, in recognition of the importance of developing and maintaining client relationships that generate significant and potentially recurring fees, the Compensation Committee focused on the revenues generated from client relationships originated or managed by our Named Executive Officers with client responsibilities. In particular, management reviewed the relative contributions of Messrs. Altman, Sibbald and Schlosstein in serving clients (which were primarily corporate advisory clients). In addition, the Compensation Committee also took into account our achievement of several strategic and financial accomplishments highlighted in the bullet points above, as well as strategic and financial accomplishments associated with specific individuals, as further discussed below. In determining bonuses, the Compensation Committee also took into account the Company’s overall superior performance and a qualitative review of a variety of factors based on the role and responsibility of each Named Executive Officer.

As indicated below, the Compensation Committee also reviewed compensation awarded to certain other employees, but did not attempt to fix internal pay ratios at any specified levels. The value of the bonuses referred to below comprises both (1) the cash portion of bonuses awarded during the 2013 calendar year for 2012 performance and (2) the value of equity awarded during the 2013 calendar year for 2012 performance. When awarding 2012 bonuses, the Compensation Committee focused on the value of equity awards on the grant date. However, based on SEC regulations, these awards are not reflected for 2012 in the Summary Compensation Table because the grant date occurred in 2013.

In addition to the general factors and analysis as outlined above, the Compensation Committee noted the factors identified for each Named Executive Officer below (other than Mr. Mestre, whose compensation is separately disclosed under “—Executive Officer Status of Mr. Mestre” below) respectively:

Mr. Schlosstein: The Compensation Committee awarded Mr. Schlosstein a discretionary bonus with a value of $4.0 million for 2012, which was the same amount that he received last year, in recognition of our overall financial performance, his strategic contributions and assistance with several client engagements. In particular, the Compensation Committee recognized his continued success in broadening and expanding the Company’s franchise globally, including the successful integration of our business in Europe and his role in our Advisory partner recruiting efforts. The Compensation Committee also noted that Mr. Schlosstein assumed greater responsibility for managing the U.S. Advisory business as Mr. Mestre transitioned to his new role as Chairman of our Global Advisory business, which is primarily a client-facing role. In addition, the Compensation Committee took into account that in 2012 Mr. Schlosstein continued to make important contributions to the improved financial performance of Evercore’s new businesses, including Institutional Equities and the Private Funds Group.

Mr. Altman: Mr. Altman received a discretionary bonus with a value of $5.61 million for 2012, a 2% increase from the prior year. In determining this amount, the Compensation Committee recognized Mr. Altman’s significant contribution to client engagements, his leadership of key strategic initiatives and his significant contributions in building the brand of the firm. The Compensation Committee noted that in 2012 Mr. Altman contributed to many of the Company’s most significant client relationships and continued its long standing practice of taking into account revenues generated directly or indirectly by an Advisory SMD in determining Mr. Altman’s bonus. The Compensation Committee also noted that he was deeply involved in many of our partner recruiting initiatives.

Mr. Sibbald: Mr. Sibbald was awarded a discretionary bonus with a value of $3.88 million. Similar to Mr. Altman, in determining this amount, the Compensation Committee took into account revenues generated by Mr. Sibbald as a senior partner in the European Advisory business. The Compensation Committee also took into account the improved results of Evercore’s European operations, Mr. Sibbald’s contribution to the successful completion of the integration of the Lexicon business in the United Kingdom, and his leadership in recruiting new talent to our businesses in the UK and Europe. In comparing Mr. Sibbald’s annual bonuses over the last couple of years, it is important to note that pursuant to the terms of the Lexicon transaction, in 2011, the bonus paid to Mr. Sibbald only took into account revenues generated from April 1, 2011 through December 31, 2011. The value of Mr. Sibbald’s annual bonus for 2012 was 56% more than his annualized bonus for 2011.

Mr. Aspe: Mr. Aspe was awarded a discretionary bonus with a value of $2.33 million for 2012, a 55% increase from the prior year, in recognition of the overall financial performance of Evercore Partners Mexico in 2012, which had its most successful year to date. In determining Mr. Aspe’s bonus, the Compensation Committee took into account his leadership in the growth and success in the development and structuring of financing REITs in Mexico, the successful launch of EMP III, and the sustained profitability of Evercore’s money market business in Mexico.

Mr. Walsh: Mr. Walsh was awarded a discretionary bonus with a value of $1.35 million for 2012, a 4% increase from the prior year. In determining Mr. Walsh’s bonus, the Compensation Committee took into account the success of our business, his leadership in the integration of acquired businesses, management and oversight of the operating risks of our businesses, and sustained focus on controlling the cost of operations, as well as the overall financial performance of the Company.

The Compensation Committee did not assign specific amounts to the factors discussed above in calculating our Named Executive Officers’ bonuses, but did consider: (a) for Mr. Schlosstein, the bonus amounts payable to other Named Executive Officers, (b) for Messrs. Altman, Aspe, Sibbald, and Schlosstein the bonus amounts payable to other SMDs devoted to generating revenue through existing or new client relationships and (c) for Mr. Walsh, the bonus amounts payable to SMDs who did not have client revenue generating responsibilities.

2. A Significant Portion of Annual Bonuses Is in the Form of Equity and Is Subject to Multi-Year Vesting

Consistent with past practice, the Compensation Committee decided to require that a large portion of 2012 incentive compensation for Named Executive Officers be subject to future service (that is, vesting) requirements. We refer to this portion of our Named Executive Officer’s compensation as “deferred compensation” because it will not be delivered until a future year (and then, only if applicable vesting requirements have been met). In 2012, Named Executive Officers received 50% of their annual bonuses as deferred compensation which was awarded in the form of RSUs, which vest over four years of continuous employment, subject to certain limitations. See “—Employment Agreements and Equity Awards—Evercore Equity Awards.” In some prior years, the Compensation Committee also required that a portion of SMDs’ cash bonuses be deferred. The deferred cash awards are account-based arrangements that track a hypothetical investment in mutual funds selected by the employee from unaffiliated registered mutual funds. There were no deferred cash awards granted for 2012 performance for our Named Executive Officers.

Annual bonus RSUs are delivered as a component of an employee’s annual incentive compensation amount, and not in addition to such amount. In other words, the amount of compensation always is determined first, with the mix of cash and RSUs determined subsequently. In addition, annual bonus RSUs are awarded for services already provided and revenue already generated rather than for future potential performance.

Only the cash portions of 2012 bonuses to Named Executive Officers are reflected in the Summary Compensation Table for 2012 under the heading “Bonus.” The portion of 2011 bonuses paid in RSUs is reflected, in accordance with SEC rules, as a 2012 “Stock Award.” Because the RSUs associated with 2012 bonuses were awarded in 2013, the portion of 2012 bonuses payable in equity will be reflected in our Summary Compensation Table for 2013 and 2013 Grants of Plan-Based Awards table in the proxy statement for our 2014 Annual Meeting.

3. Special Equity Award

On January 29, 2013, the Compensation Committee agreed to grant a special equity award of 50,000 RSUs, subject to performance-based and time-based vesting conditions, to Mr. Schlosstein in recognition of the continuous improvement in the financial performance of the Company during his term as CEO, to continue to incent his focus on the firm’s long-term interests and as a mechanism to retain Mr. Schlosstein. Such grant was made pursuant to a separate restricted stock unit award agreement. See “—Employment Agreements and Equity Awards—Special Equity Award for Mr. Schlosstein” below for a discussion of the performance and vesting terms associated with such RSUs awarded to Mr. Schlosstein. This special equity award will be reflected in our Summary Compensation Table for 2013 and 2013 Outstanding Equity Awards table in the Proxy Statement for our 2014 Annual Meeting.

4. Alternative Presentation

The Summary Compensation Table that appears on page 39 provides specific compensation information for our Named Executive Officers as required by SEC regulations. However, the Summary Compensation Table does not present the Named Executive Officers’ annual bonus compensation in a manner consistent with the Compensation Committee’s view of annual bonuses during its compensation decision-making process. In particular, the Summary Compensation Table only reflects for 2012 the grant date value of equity awarded during the 2012 calendar year for 2011 performance and does not include amounts awarded after the end of the 2012 calendar year for 2012 performance. The following table is presented to show how the Compensation Committee viewed 2012 annual compensation for our Named Executive Officers, but it differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for that table. Amounts are rounded to the nearest thousand.

Name and Principal Position	Salary ($)	Current Cash Portion of Bonus($)	RSU Portion of Bonus($)(1)	Deferred Cash Portion of Bonus($)	Total Annual Base Salary and Bonus($)
Ralph L. Schlosstein
CEO and President
2012	500,000	2,000,000	2,000,000	—	4,500,000
2011	500,000	1,200,000	2,800,000	—	4,500,000
2010	500,000	450,000	2,550,000	—	3,500,000

Roger C. Altman
Executive Chairman
2012	500,000	2,805,000	2,805,000	—	6,110,000
2011	500,000	1,700,000	3,800,000	—	6,000,000
2010	500,000	540,000	3,310,000	—	4,350,000

Robert B. Walsh
CFO
2012	500,000	675,000	675,000	—	1,850,000
2011	500,000	670,000	630,000	—	1,800,000
2010	500,000	400,000	500,000	100,000	1,500,000

Andrew Sibbald
CEO of Evercore Partners International
2012	400,000	1,940,000	1,940,000	—	4,280,000
2011(2)	400,000	1,040,000	1,180,000	260,000	2,880,000

Pedro Aspe
CEO of Evercore Partners Mexico
2012	500,000	1,165,000	1,165,000	—	2,830,000

(1)	The grant date fair value of the RSUs granted in February 2013 in respect of 2012 performance will, in accordance with SEC rules, be reflected as Stock Awards for 2013 in next year’s Summary Compensation Table and Grants of Plan-Based Awards table. The grant date fair value will be computed in accordance with FASB ASC Topic 718 and will generally differ from the dollar value of the awards determined and approved by the Compensation Committee. See “—Process and Timing for Grants of Bonuses and Equity Awards” below for a further discussion on the terms associated with the bonus equity granted for 2012 performance.
(2)	These amounts reflect the annualized amount of Mr. Sibbald’s annual salary and bonus for 2011. These amounts do not include the 240,564 unvested restricted shares of Class A common stock that Mr. Sibbald will receive in accordance with the Lexicon Agreement.

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our Named Executive Officers provide for severance payments. In addition, some of those agreements provide for additional payments in connection with a severance that occurs after a change in control (including, for Messrs. Altman and Aspe, a tax “gross-up” payment to protect them from so-called “golden parachute” excise taxes that could arise in such circumstances). We believe that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a relatively new and less substantial public company. These arrangements are intended to attract and retain qualified executives who have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky.

In addition, due to the fact that there has historically been significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Process and Timing for Grants of Bonuses and Equity Awards

The Compensation Committee determines and authorizes all annual bonus amounts (whether payable in cash, equity or other deferred compensation) to Named Executive Officers in connection with the issuance of our fourth quarter earnings release. The specific number of shares subject to equity awards for Named Executive Officers with respect to 2012 performance was determined by dividing the dollar value of awarded equity by the simple average of the ten trading day average of the high and low average Evercore share price traded during the period January 30, 2013 through February 12, 2013.

Assessment of Risk

Our compensation programs are not designed to encourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive compensation programs and CEO compensation that discourage inappropriate or excessive risk-taking:

•

While bonuses to our Advisory SMDs are generally determined with reference to production measures, most of those SMDs hold equity stakes far in excess of annual bonus payments, which means the majority of their economic interests are aligned with stockholders’ interests (see “—Linkage of Management and Stockholder Interests” above for a further discussion on the amount of equity interests held by our executive officers compared to their base salary, cash bonus, total bonus and total cash compensation);

•	Bonuses for many employees, including Named Executive Officers, are based on a review of a variety of factors, which diversifies the risks associated with any single indicator of performance;

•	A substantial portion of most bonuses is paid in equity, and in general, the portion of the bonus paid in equity increases with the seniority of the recipient and the size of the bonus;

•	Our RSUs, including those awarded as part of our annual bonus program, generally vest over four years, which encourages an appropriately long-term focus;

•

Members of the Compensation Committee apply discretion in the establishment of the size of our bonus pool, the percentage split of our bonus pool between cash and equity and the terms of our equity awards;

•	Our CEO, who is involved in setting our compensation for other employees, was received a performance equity award upon commencement of his employment which generally vests only if our stock performance achieves specified targets and his employment continues for five years (see “—Outstanding Equity Awards at 2012 Fiscal Year-End” below for a further discussion on the terms of the performance equity award);

•

In January 2013, our CEO also received a performance equity award, which generally vests only if our stock performance achieves specified targets and his employment continues for four years (see “—Employment Agreements and Equity Awards—Special Equity Award for Mr. Schlosstein” below for a further discussion on the terms of the performance equity award);

•	Many of our investment management employees have interests in their individual business units, and thus are directly exposed to the risks inherent in their own decision-making; and

•

We believe that RSUs are an appropriate form of deferred equity compensation because, unlike other forms of equity awards, such as options, they encourage the holder to think like a stockholder from the date of grant rather than be unaffected by stock-price drops below the strike price.

Tax and Accounting Considerations

The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our stockholders. The Compensation Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion. Accordingly, the Compensation Committee reserves the authority to award compensation that may not be fully deductible. However, we structure compensation in a manner intended to avoid additional taxes, interest or penalties under Section 409A of the Internal Revenue Code.

Executive Officer Status of Mr. Mestre

Mr. Mestre ceased to serve as an executive officer effective February 21, 2012 due to the transition to his new role as Chairman of our Global Advisory business and his focus exclusively on delivering client services in our advisory business. The Compensation Committee originally established Mr. Mestre’s base salary, which was the same as the base salaries then paid to substantially all our SMDs. After Mr. Mestre ceased to be an executive officer, management awarded him a discretionary bonus with a value of $3.76 million for 2012. In determining this amount, management took into account revenues generated directly or indirectly by Mr. Mestre. For a further discussion on Mr. Mestre’s change in responsibilities, see “—Employment Agreements and Equity Awards—Letter Agreement with Mr. Mestre.”

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Ralph L. Schlosstein
CEO and President
2012	500,000	2,000,000	2,800,042	143,251	5,443,293
2011	500,000	1,200,000	2,550,033	78,980	4,329,013
2010	500,000	450,000	1,250,008	27,855	2,227,863
Roger C. Altman
Executive Chairman
2012	500,000	2,805,000	3,800,043	259,346	7,364,389
2011	500,000	1,700,000	3,310,056	210,317	5,720,373
2010	500,000	540,000	5,250,023	183,474	6,473,497
Robert B. Walsh
CFO
2012	500,000	675,000	630,017	32,965	1,837,982
2011	500,000	670,000	500,017	20,439	1,690,456
2010	500,000	500,000	433,018	11,566	1,444,584
Andrew Sibbald (4)
CEO of Evercore Partners International
2012	396,193	1,940,000	885,006	291,578	3,512,777
2011	223,656	975,000	5,469,223	130,598	6,798,477
Pedro Aspe (5)
CEO of Evercore Partners Mexico
2012	500,000	1,165,000	850,029	75,161	2,590,190
Eduardo Mestre (6)
Chairman of Global Advisory and Former Co-Vice Chairman
2012	500,000	1,887,500	1,540,005	143,479	4,070,984
2011	500,000	1,810,000	2,300,017	154,648	4,764,665
2010	500,000	2,050,000	2,250,026	132,045	4,932,071

(1)	The amounts reflected in the Bonus column for 2011 for Messrs. Mestre and Sibbald include $670,000 and $195,000 in deferred cash awards, respectively, which are subject to vesting. There were no deferred cash awards granted in 2013 for 2012 performance for Named Executive Officers.
(2)	The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2012 performance were granted in 2013 and, therefore, in accordance with SEC rules, are not shown here. The amounts shown in this column for 2012 reflect the grant date fair value of equity awards granted in 2012 for 2011 performance. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date. With respect to Mr. Sibbald for 2011, the grant date fair value of $5,469,223 in equity awards relates exclusively to the 240,564 unvested restricted shares of Class A common stock that Mr. Sibbald will receive in accordance with the Lexicon Agreement. The vesting and delivery terms of such awards are described in “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION—Acquisition of Lexicon” above and “—Outstanding Equity Awards at 2012 Fiscal Year-End” below.

(3)	All Other Compensation for 2012 for each of the Named Executive Officers consists of the following:

Name	Dividend Equivalents(a) ($)		Perquisites and Other Personal Benefits(b)		Contributions to Defined Contribution Plan(c) ($)	Total All Other Compensation ($)
Ralph L. Schlosstein	143,251		—		—	143,251
Roger C. Altman	259,346		—		—	259,346
Robert B. Walsh	32,965		—		—	32,965
Andrew Sibbald	222,244	(d)	—		69,334	291,578
Pedro Aspe	49,561		25,600	(e)	—	75,161
Eduardo Mestre	143,479		—		—	143,479

(a)	Represents the grant date fair value of dividend equivalent RSU awards. Such additional RSUs will vest, and shares will be delivered in respect thereof, on the same terms as the original RSU grants to which they relate. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” below. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards based on dollar values which result in fractional shares are rounded up to the nearest whole share.
(b)	Except as otherwise provided below, perquisites and other personal benefits to the Named Executive Officers were less than $10,000, and therefore information regarding perquisites and other personal benefits has not been included.
(c)	Represents a £43,750 contribution by us into a U.K. tax-qualified defined contribution plan for the benefit of Mr. Sibbald. See footnote 4 below for a description of the rate and methodology used to convert this amount to dollars.
(d)	$24,925 represents the grant date fair value of dividend equivalent RSU awards granted in connection with RSUs awarded to Mr. Sibbald in 2012. Such additional RSUs will vest, and shares will be delivered in respect thereof, on the same terms as the original RSU grants to which they relate. $197,319 represents the grant date fair value of dividend equivalent shares of restricted Class A common stock in connection with the 240,564 unvested restricted shares that Mr. Sibbald will receive in accordance with the Lexicon Agreement. Such dividend equivalent shares will vest, and shares will be delivered in respect thereof, on the same terms as the unvested restricted shares of Class A common stock that Mr. Sibbald will receive under the Lexicon Agreement to which they relate.
(e)	In Mexico, we provide use of an automobile and driver to our executives, which includes Mr. Aspe, for safety and security reasons. The total estimated cost for the automobile and driver available to Mr. Aspe and other executives of Evercore Partners Mexico during 2012 was $25,600, but see footnote 5 below.
(4)	The amounts related to Mr. Sibbald were paid in British pounds; however, Mr. Sibbald’s salary and bonus were calculated and approved in U.S. dollars. Mr. Sibbald’s salary, bonus and the contribution to a defined contribution plan made by us for the benefit of Mr. Sibbald were converted at an average exchange rate for 2012 of £0.6310 to U.S. $1.00. Mr. Sibbald became a Member of Evercore Partners International upon the consummation of the Lexicon transaction on August 19, 2011 and therefore his salary for 2011 is for the period from August 19, 2011 through December 31, 2011. However, pursuant to the Lexicon Agreement, we agreed, subject to consummation of the transaction, to make a “catch-up” salary payment equal to the difference between the salary received by Mr. Sibbald from Lexicon from April 1, 2011 to August 19, 2011 and the salary he would have received for such time period if he had become a member of Evercore Partners International on April 1, 2011 rather than on August 19, 2011. The bonus payment for 2011 takes into account revenues generated from April 1, 2011 (Lexicon previously ended its fiscal year on March 31) through December 31, 2011, a portion of which was already accrued for prior to the Lexicon acquisition.
(5)	The amounts reported for Mr. Aspe were paid in Mexican pesos and have been converted into U.S. dollars at the average exchange rate for 2012 of MXN$13.1834 to US$1.00.

(6)	Effective February 21, 2012, Eduardo Mestre ceased to serve as an executive officer of ours due to the transition to his new role as Chairman of our Global Advisory business and his focus exclusively on delivering client services in our advisory business. For a further discussion on Mr. Mestre’s change in responsibilities, see “—Employment Agreements and Equity Awards—Letter Agreement with Mr. Mestre.”

Grants of Plan-Based Awards in 2012

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
Ralph L. Schlosstein	2/6/2012		68,529	2,000,019
	2/15/2012	(2)	28,721	800,023
Roger C. Altman	2/6/2012		92,514	2,700,021
	2/15/2012	(2)	39,491	1,100,022
Robert B. Walsh	2/6/2012		21,587	630,017
Andrew Sibbald	2/6/2012		30,324	885,006
Pedro Aspe	2/6/2012		23,985	700,002
	2/15/2012	(2)	5,386	150,027
Eduardo Mestre	2/6/2012		52,767	1,540,005

(1)	The amounts in the column under “Grant Date Fair Value of Stock Awards” represent the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date. The vesting terms of such awards are described in “—Outstanding Equity Awards at 2012 Fiscal Year-End” below.
(2)	Reflects deferred compensation portion of their 2011 annual bonuses, which Messrs. Schlosstein and Altman chose to take in additional RSUs in lieu of deferred cash, and Mr. Aspe chose to take 50% in additional RSUs and 50% in deferred cash awards.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested (9) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (9) ($)
Ralph L. Schlosstein	902,264	(2)	27,239,350	180,000	(3)	5,434,200
Roger C. Altman	333,057	(4)	10,054,991
Robert B. Walsh	41,891	(5)	1,264,689
Andrew Sibbald	282,953	(6)	8,542,351
Pedro Aspe	63,261	(7)	1,909,850
Eduardo Mestre	349,494	(8)	10,551,224

(1)	All RSUs are subject to accelerated vesting upon a change in control, qualifying retirement, the executive’s death or the executive’s disability. See “—Employment Agreements and Equity Awards—Evercore Equity Awards” below for a further discussion on the terms of the RSUs.

(2)	This amount consists of 894,342 RSUs granted to Mr. Schlosstein and 7,922 dividend equivalent RSUs. Mr. Schlosstein holds 900,000 RSUs that vest on the fifth anniversary of the commencement of his employment with us, subject to his continuous employment through such date (or earlier, upon termination of Mr. Schlosstein’s employment without cause or for good reason or due to his death or disability (as such terms are defined in Mr. Schlosstein’s employment agreement)), if and to the extent the following performance conditions have by that time been satisfied: (1) 180,000 RSUs vest if our stock price has closed at or above $20 for 20 consecutive trading days; (2) 180,000 RSUs vest if our stock price has closed at or above $25 for 20 consecutive trading days; (3) 180,000 RSUs vest if our stock price has closed at or above $30 for 20 consecutive trading days; (4) 180,000 RSUs vest if our stock price has closed at or above $35 for 20 consecutive trading days; and (5) 180,000 RSUs vest if our stock price has closed at or above $40 for 20 consecutive trading days. As of December 31, 2012, the stock price condition for four tranches of the award representing 720,000 shares had been satisfied. These RSUs are included in the numbers and market value of RSUs shown in the first two columns. There are no dividend equivalent RSUs on these RSUs. 22,046 of the RSUs and 1,723 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2010). 32,305 of the RSUs and 1,847 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011). 22,741 of the RSUs and 1,302 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 18, 2011). 68,529 of the RSUs and 2,148 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 6, 2012). 28,721 of the RSUs and 902 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 15, 2012).
(3)	This amount consists of the final tranche of 180,000 of the 900,000 RSUs mentioned in footnote 2 above with respect to which the stock price condition had not been satisfied as of December 31, 2012. However, since December 31, 2012, the stock price condition for the remaining 180,000 RSUs has been achieved.
(4)	This amount consists of 315,872 RSUs granted to Mr. Altman and 17,185 dividend equivalent RSUs. 19,834 of the RSUs and 1,746 of the dividend equivalent RSUs vest 100% on the fourth anniversary of the grant date of the underlying RSUs (February 9, 2009). 92,593 of the RSUs and 7,220 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2010). 44,151 of the RSUs and 2,521 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011). 27,289 of the RSUs and 1,560 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 18, 2011). 92,514 of the RSUs and 2,899 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 6, 2012). 39,491 of the RSUs and 1,239 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 15, 2012).
(5)	This amount consists of 39,993 RSUs granted to Mr. Walsh and 1,898 dividend equivalent RSUs. 7,637 of the RSUs and 601 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2010). 10,769 of the RSUs and 618 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011). 21,587 of the RSUs and 679 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 6, 2012).
(6)

This amount consists of 240,564 unvested restricted shares of Class A common stock that Mr. Sibbald will receive in accordance with the Lexicon Agreement and 11,113 dividend equivalent shares that relate to such unvested restricted shares, as well as 30,324 RSUs granted to Mr. Sibbald and 952 dividend equivalent RSUs. The restricted shares will vest in substantially equal installments over a three-year period beginning on June 30, 2013. Upon vesting, such shares will be delivered to Mr. Sibbald on the earlier of (1) the first anniversary of the relevant vesting date and (2) the date of the first secondary offering by Evercore following the relevant vesting date. Vesting of such shares will accelerate in certain circumstances, including, but not limited to, Mr. Sibbald’s termination without “cause,” a qualifying retirement or upon a change of control. The 30,324 RSUs and 952 dividend equivalent RSUs will vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 6, 2012).
(7)	This amount consists of 60,069 RSUs granted to Mr. Aspe and 3,192 dividend equivalent RSUs. 10,909 of the RSUs and 962 of the dividend equivalent RSUs vest 100% on the fourth anniversary of the grant date of the underlying RSUs (February 9, 2009). 7,937 of the RSUs and 622 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2010). 10,769 of the RSUs and 618 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011). 1,083 of the RSUs and 67 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 18, 2011). 23,985 of the RSUs and 752 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 6, 2012). 5,386 of the RSUs and 171 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 15, 2012).
(8)	This amount consists of 164,325 unvested Evercore LP partnership units, 174,710 RSUs granted to Mr. Mestre and 10,459 dividend equivalent RSUs. The Evercore LP partnership units vest 100% on December 31, 2013 so long as Mr. Mestre remains employed with us, Evercore LP or their affiliates on such dates. In addition, 100% of the unvested Evercore LP partnership units held by Mr. Mestre vest upon a change in control or if Mr. Mestre dies or becomes disabled while in our employ. Our Equity Committee may also accelerate vesting of unvested partnership units at any time. See footnote 9 below regarding the relationship between Evercore LP partnership units and our Class A common stock. 32,726 of the RSUs and 2,878 of the dividend equivalent RSUs vest 100% on the fourth anniversary of the grant date of the underlying RSUs (February 9, 2009). 39,683 of the RSUs and 3,098 of the dividend equivalent RSUs vest in two substantially equal installments on the third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2010). 49,534 of the RSUs and 2,829 of the dividend equivalent RSUs vest in three substantially equal installments on the second, third and fourth anniversaries of the grant date of the underlying RSUs (February 4, 2011). 52,767 of the RSUs and 1,654 of the dividend equivalent RSUs vest in four substantially equal installments on the first four anniversaries of the grant date of the underlying RSUs (February 6, 2012).
(9)	The market value is based upon the closing price of our Class A common stock on December 31, 2012 ($30.19). With regard to the Evercore LP partnership units, because they are, under specified circumstances, exchangeable for shares of our Class A common stock on a one for one basis, the market value reflected above assumes for this purpose that one partnership unit has a fair market value equal to one share of Class A common stock.

Options Exercised and Stock Vested in 2012

Although we have the authority to issue stock options since our IPO, we have not issued any stock options. Accordingly, the below table is with respect to the vesting of RSUs and other stock-based awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ralph Schlosstein	30,356	892,261
Roger C. Altman	93,834	2,745,014
Robert B. Walsh	9,043	264,566
Andrew Sibbald	—	—
Pedro Aspe	29,852	845,149
Eduardo Mestre	87,391	2,509,051

Nonqualified Deferred Compensation for 2012

As discussed above, the portion of our Named Executive Officers’ annual bonuses that is not paid in RSUs or current cash is paid in the form of deferred cash. This deferred cash represents a contractual, unsecured right to a payment in the future, upon satisfaction of service-based vesting conditions. The vesting schedule is substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement and, for deferred cash awards granted in connection with 2011 bonuses, termination without cause. While the vesting schedule for deferred cash awards is substantially equal annual installments over four years, it reflects the fact that these awards are denominated in dollars rather than shares. Thus, 25% of the then-current account balance will become vested and will be delivered on the first anniversary of the grant date, 33% of the then-current account balance will become vested and will be delivered on the second anniversary of the grant date, 50% of the then-current account balance will become vested and will be delivered on the third anniversary of the grant date and 100% of the then-current account balance will become vested and will be delivered on the fourth anniversary of the grant date. See “—Compensation Discussion and Analysis—Principal Components of Executive Compensation” above and “—Potential Payments Upon Termination of Employment or Change in Control” below for a further description of the vesting schedule and acceleration thereof of the deferred cash awards.

Deferred cash is credited under this arrangement when annual bonuses are declared (generally, in February of the year following the year to which the bonus relates). Pending distribution, these deferred cash amounts are notionally invested in one or more registered mutual funds selected by the executive from a list of funds established by us. Currently, the list of available funds is based on those available under our 401(k) plan. Executives have a limited opportunity to reallocate their deferred cash among the available funds from time to time.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last FYE(4) ($)
Ralph Schlosstein	—	—	—	—	—
Roger C. Altman	—	—	—	—	—
Robert B. Walsh	—	—	8,139	28,612	91,101
Andrew Sibbald	—	—	—	39,615	155,385
Pedro Aspe	—	—	19,139	12,934	203,860
Eduardo Mestre	—	—	178,432	410,589	2,038,924

(1)	There were no deferred cash awards granted to any of these executives for 2012 performance.
(2)	Amounts shown as earnings reflect gains and losses on hypothetical investments in one or more registered mutual funds.
(3)	Other than with respect to Mr. Sibbald, distributions of deferred cash occur within two and one-half months following the applicable vesting date. With respect to Mr. Sibbald, a distribution of deferred cash was paid out on June 21, 2012 with the remaining balance being paid out in 25% increments on an annual basis beginning in April 2013.
(4)	The amounts in this column represent: (1) the deferred cash awards granted to Messrs. Mestre, Sibbald and Walsh of $2,105,000, $195,000 and $100,000, respectively, which amounts have been disclosed in previous proxy statements of the Company (no such amounts were reported for Mr. Aspe as he was not a NEO at the time the deferred cash awards were granted to him), plus (2) the earnings listed in the Aggregate Earnings in Last FY column of this table, less (3) the withdrawals and distributions listed in the Aggregate Withdrawals/Distributions column of this table.

Potential Payments Upon Termination of Employment or Change In Control

The following table describes the potential incremental payments and benefits to which our Named Executive Officers would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2012 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each Named Executive Officer, which are summarized below under “—Employment Agreements and Equity Awards.” The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment. While our Named Executive Officers’ rights in respect of RSUs granted after 2009 in connection with bonuses and deferred cash awards are subject to continued vesting upon a qualifying retirement, as described above, none of our Named Executive Officers have given the advance notice required for such qualifying retirement. Accordingly, none of our Named Executive Officers would have been eligible for this benefit as of December 31, 2012 and this benefit is therefore not illustrated in the table below for those awards. For RSUs granted in 2009 with respect to 2008 performance, there was no advance notice requirement for retirement. However, only Mr. Altman satisfies the age and service requirements for retirement under the terms of that award. In his case, we have included in the table below the value of those 2009 RSUs subject to accelerated vesting upon retirement.

Name	Lump Sum Cash Severance Payment ($)		2012 Fiscal Year Bonuses ($)		Continuation of Medical Benefits ($)		Accelerated Vesting of Equity Awards ($)		Accelerated Vesting of Deferred Cash Bonus ($)		Other ($)		Total ($)
	(dollars in thousands, except share data)
Roger C. Altman
• Termination due to death or disability	—		5,657	(1)	—		10,055	(2)	—		—		15,712
• Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	14,233	(5)	5,657	(1)	68	(6)	4,110	(3)	—		—		24,068
• Qualifying Termination within six months prior to or anytime following a change in control	21,350	(7)	5,657	(1)	102	(8)	10,055	(2)	—		14,088	(9)	51,252
• Change in control (regardless of whether executive’s employment terminates)	—		—		—		10,055	(2)	—		—		10,055
• Retirement	—		—		—		652	(4)	—		—		652
Ralph L. Schlosstein
• Termination due to death, disability or termination by us without “cause” or by the executive for “good reason”	—		4,034	(10)	—		41,947	(11)	—		—		45,981
• Change in control (regardless of whether executive’s employment terminates)	—		—		—		20,211	(12)	—		—		20,211
Robert B. Walsh
• Change in control (regardless of whether executive’s employment terminates), termination due to death or disability	—		—		—		1,265	(13)	91	(14)	—		1,356
• Termination by us without cause	—		—		—		672	(15)	—		—		672
Andrew Sibbald
• Change in control (regardless of whether executive’s employment terminates), termination due to death or disability or termination by us without cause	—	(16)	—		—		8,542	(17)	195	(18)	—		8,737
Pedro Aspe
• Termination due to death or disability	—		2,350	(19)	—		1,910	(20)	203	(21)	—		4,463
• Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	2,667	(22)	2,350	(19)	45	(23)	915	(24)	162	(25)	—		6,139
• Qualifying Termination within six months prior to or anytime following a change in control	4,000	(26)	2,350	(19)	67	(27)	1,910	(20)	—		1,970	(28)	10,297
• Change in control (regardless of whether executive’s employment terminates)	—		—		—		1,910	(20)	203	(21)	—		2,113
Eduardo Mestre
• Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		10,551	(29)	1,873	(30)	—		12,424

(1)	This amount consists of Mr. Altman’s annual bonus for the 2012 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 51% of the annual bonus payable to Mr. Altman would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purpose only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(2)	This amount represents the value of 333,057 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2012 ($30.19).
(3)	This amount represents the value of 136,143 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2012 ($30.19).
(4)	This amount represents the value of 21,580 otherwise unvested RSUs granted in connection with Mr. Altman’s 2008 bonus based on the closing price of our Class A common stock on December 31, 2012 ($30.19).
(5)	This amount is equal to two times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.
(7)	This amount is equal to three times the greater of: (a) the sum of (A) the executive’s base salary and (B) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.
(8)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.
(9)	If payments or benefits provided to the executive in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the executive, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to the executive in the event his employment is terminated by us without “cause” or by the executive for “good reason” on December 31, 2012, within six months prior to or anytime following a change in control.
(10)	This amount consists of Mr. Schlosstein’s annual bonus for the 2012 fiscal year; Mr. Schlosstein would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 51% of the annual bonus payable to Mr. Schlosstein would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Schlosstein would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(11)	Of this amount, $27,239 represents the value of 902,264 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2012 ($30.19). Mr. Schlosstein’s remaining 180,000 RSUs will be forfeited as a result of the Company’s Class A common stock not reaching specified share price targets as of December 31, 2012. Of this amount, $14,708 represents the value of the lapse of the Company’s right to repurchase 1,391,460 Evercore LP partnership units from Mr. Schlosstein and the Ralph L. Schlosstein 1998 Long-Term Trust (the “Trust”), based on the excess of the closing price of our Class A common stock on December 31, 2012 ($30.19) over the fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2012. The fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2012 is determined using the same methodology utilized in the independent valuation received by the Company at the time that Mr. Schlosstein and the Trust purchased the units.
(12)	Of this amount, $5,503 represents the value of 182,264 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2012 ($30.19). Of this amount, $14,708 represents the value of the lapse of the Company’s right to repurchase 1,391,460 Evercore LP partnership units from Mr. Schlosstein and the Ralph L. Schlosstein 1998 Long-Term Trust (the “Trust”), based on the excess of the closing price of our Class A common stock on December 31, 2012 ($30.19) over the fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2012. The fair market value of the Evercore LP partnership units held by Mr. Schlosstein and the Trust as of December 31, 2012 is determined using the same methodology utilized in the independent valuation received by the Company at the time that Mr. Schlosstein and the Trust purchased the units.
(13)	This amount represents the value of 41,891 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2012 ($30.19).
(14)	This amount represents the deferred portion of Mr. Walsh’s 2010 annual bonus, as adjusted for earnings and losses.
(15)	This amount represents the value of 22,266 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2012 ($30.19).
(16)	Pursuant to his employment agreement, Mr. Sibbald is entitled to 6 months prior notice of a termination of employment. We may pay Mr. Sibbald his base compensation and provide other customary benefits in lieu of providing such notice. However, we have assumed for purposes of this table that Mr. Sibbald had been provided with notice of termination no later than June 30, 2012.
(17)	Of this amount, $944 represents the value of 31,276 otherwise unvested RSUs and $7,598 represents the value of 251,677 shares of our Class A common stock that will be received by Mr. Sibbald pursuant to the Lexicon Sale and Purchase Agreement based on the closing price of our Class A common stock on December 31, 2012 ($30.19). In the event the vesting of Mr. Sibbald’s shares is accelerated as a result of either his termination of employment by us without cause or as a result of a change in control, the shares shall continue to be subject to a transfer restriction until the earlier of (i) the first anniversary of the vesting date of the shares or (ii) the date of the first secondary offering by Evercore following the vesting date.
(18)	This amount represents the deferred cash portion of Mr. Sibbald’s 2011 annual bonus, as adjusted for earnings and losses.
(19)	This amount consists of Mr. Aspe’s annual bonus for the 2012 fiscal year; Mr. Aspe would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 51% of the annual bonus payable to Mr. Aspe would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Aspe would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.
(20)	This amount represents the value of 63,261 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2012 ($30.19).
(21)	This amount represents the deferred portion of Mr. Aspe’s 2010 and 2011 annual bonuses, as adjusted for earnings and losses.
(22)	This amount is equal to two times the greater of: (a) the sum of (i) the executive’s base salary and (ii) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to the CEO of Evercore in the fiscal year preceding the year of termination multiplied by 50.42% (which percentage is determined based on the number of Evercore LP partnership units directly or indirectly held by the executive at the time of the IPO divided by 50% of the aggregate number of shares of Class A common stock and Evercore LP partnership units directly or indirectly held by both Mr. Altman and Austin M. Beutner at the time of the IPO).

(23)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.
(24)	This amount represents the value of 30,294 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2012 ($30.19).
(25)	This amount represents the deferred portion of Mr. Aspe’s 2011 annual bonus, as adjusted for earnings and losses.
(26)	This amount is equal to three times the greater of: (a) the sum of (i) the executive’s base salary and (ii) the executive’s average annual bonus for the three most recently completed fiscal years; or (b) the cash compensation payable to the CEO of Evercore in the fiscal year preceding the year of termination multiplied by 50.42% (which percentage is determined based on the number of Evercore LP partnership units directly or indirectly held by the executive at the time of the IPO divided by 50% of the aggregate number of shares of Class A common stock and Evercore LP partnership units directly or indirectly held by both Messrs. Altman and Austin M. Beutner at the time of the IPO).
(27)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.
(28)	If payments or benefits provided to the executive in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the executive, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to the executive in the event his employment is terminated by us without “cause” or by the executive for “good reason” on December 31, 2012, within six months prior to or anytime following a change in control.
(29)	Of this amount, $4,961 represents the value of 164,325 otherwise unvested Evercore LP partnership units and $5,590 represents the value of 185,169 otherwise unvested RSUs, each based on the closing price of our Class A common stock on December 31, 2012 ($30.19). Because Evercore LP partnership units are, under specified circumstances, exchangeable for shares of our Class A common stock on a one-for-one basis, the fair market value of the Evercore LP partnership units is assumed for this purpose to be equal to the fair market value of our Class A common stock.
(30)	This amount represents the deferred portion of Mr. Mestre’s 2010 and 2011 annual bonuses, as adjusted for earnings and losses.

Employment Agreements and Equity Awards

Employment Agreement with Messrs. Altman and Aspe

We have entered into substantially similar employment agreements with each of Messrs. Altman and Aspe (each, for purposes of summary of these two agreements only, an “Executive”). Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will serve automatic, successive one-year extensions expiring on August 16 of the relevant year, unless either party gives the other 60 days prior notice that the term will not be extended. Pursuant to the terms of Mr. Aspe’s employment agreement, Mr. Aspe serves as an SMD of Evercore LP, Co-Chairman of the Board, a member of the Board and chief executive officer of Evercore Partners Mexico, for automatic, successive one-year extensions expiring on August 16 of the relevant year, unless either party gives the other 60 days prior notice that the term will not be extended.

Mr. Altman’s and Mr. Aspe’s employment agreement provides for an annual base salary of $500,000 and each Executive is entitled to an annual bonus as determined in the discretion of the Compensation Committee. According to their employment agreements, up to 50% of the annual bonus payable to the Executives may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate as may be applicable to restricted securities issued to our other SMDs, which may accelerate upon death, disability, change in control or retirement eligibility).

Pursuant to each employment agreement, if the Executive’s employment terminates prior to the expiration of the term due to his death or disability, the Executive would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by the Executive; (3) such employee benefits, if any, as to which the Executive may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had the Executive’s employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If the Executive’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by the Executive for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), the Executive would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to the Executive’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had the Executive’s employment not terminated; and (D) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) the Executive is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. The Executive would also be entitled to receive continued coverage for the Executive and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control), subject to payment by the Executive of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to the Executive are conditioned on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us.

For purposes of the employment agreements of Messrs. Altman and Aspe, “cause” means the occurrence of: (1) the Executive’s breach of a material obligation under the governing documents of our entities, (2) the Executive’s conviction of, or plea of guilty or nolo contendere in respect of, any felony, (3) the Executive’s perpetration of a fraud against us, (4) the Executive’s willful and continued failure to perform his duties to us or (5) any willful misconduct by the Executive which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of the employment agreements of Messrs. Altman and Aspe, “good reason” means: (1) our failure to pay the Executive’s base salary and annual bonus (if such amounts become payable to the Executive), (2) the failure to re-elect the Executive as a member of the Board, (3) any diminution in the Executive’s title or authority with us or (4) our failure to provide the Executive with the employee benefits or perquisites provided for in the employment agreement.

In the event of a termination of an Executive employment which is not a qualifying termination or a termination due to the Executive’s death or disability (including if the Executive resigns without good reason), the Executive would be entitled to receive any “accrued rights” (as defined above).

The Executives also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to these agreements, the Executives are subject to a covenant not to (1) compete with us while employed and for 24 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with the Executive, we would pay the Executive’s reasonable legal fees and expenses incurred in connection with such dispute if the Executive prevails in substantially all material respects on the issues presented for resolution.

In addition, if payments or benefits provided to each of Messrs. Altman and Aspe under an employment agreement or any other plan or agreement in connection with a change in control result in an “excess parachute payment” excise tax being imposed on the Executive, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Schlosstein

Effective May 21, 2009, we entered into an employment agreement with Mr. Schlosstein. Pursuant to the terms of Mr. Schlosstein’s employment agreement, Mr. Schlosstein serves as our CEO and as a member of the Board, for a term of five years. Mr. Schlosstein’s employment agreement provides for an annual base salary of $500,000 and an annual incentive bonus determined in the sole discretion of the Compensation Committee. According to his employment agreement, up to 50% of the annual incentive bonus payable to Mr. Schlosstein may be payable in the form of our restricted securities, with such restricted securities vesting based on the continued service of Mr. Schlosstein.

Pursuant to his employment agreement, if Mr. Schlosstein’s employment is terminated by us for “cause” (as defined below) or if Mr. Schlosstein resigns without “good reason” (as defined below) prior to the expiration of the term, Mr. Schlosstein would be entitled to receive the accrued rights (as defined above under “—Employment Agreement with Messrs. Altman and Aspe”).

If Mr. Schlosstein’s employment is terminated prior to the expiration of the term as a result of his death or disability, or by us without “cause” or by Mr. Schlosstein for “good reason,” in addition to the accrued rights, Mr. Schlosstein would be entitled to: (1) a lump sum payment equal to Mr. Schlosstein’s earned but unpaid annual incentive bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had Mr. Schlosstein’s employment not terminated and (2) a pro-rated portion of the annual incentive bonus, calculated based on the number of months (and any fraction thereof) Mr. Schlosstein is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. In addition, (1) any restricted stock or RSUs granted to Mr. Schlosstein as payment of his annual incentive bonus will become fully vested; (2) the RSUs granted to Mr. Schlosstein in connection with his commencement of employment with us will become vested to the extent the applicable share price targets have been achieved; and (3) subject to the terms of our Partnership Agreement, as amended, our option to repurchase Mr. Schlosstein’s Class B-3 Units of the Partnership and the restrictions on the ability to exchange such Class B-3 Units into shares of Class A common stock will each lapse. The benefits payable to Mr. Schlosstein are conditioned on his execution and delivery of a general release of claims against us and on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of Mr. Schlosstein’s employment agreement, “cause” and “good reason” have substantially the same meanings as defined in Mr. Altman’s and Mr. Aspe’s employment agreements, as described above.

In connection with his employment agreement, Mr. Schlosstein also entered into a confidentiality, non-solicitation and proprietary information agreement with us. Pursuant to this agreement, Mr. Schlosstein is subject to a covenant not to (1) compete with us while employed and for 12 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without cause or for good reason, the non-competition and non-solicitation restrictions will only apply for six months and only if we elect to pay Mr. Schlosstein’s base salary and provide continued medical plan coverage during such period.

If a dispute arises out of the employment agreement with Mr. Schlosstein, we would pay Mr. Schlosstein’s reasonable legal fees and expenses incurred in connection with such dispute if he prevails in substantially all material respects on the issues presented for resolution.

Special Equity Award for Mr. Schlosstein

The Compensation Committee, on January 29, 2013, agreed to grant to Mr. Schlosstein, in accordance with and pursuant to the terms of the Company’s Plan, 50,000 RSUs, subject to performance-based and time-based vesting conditions as described below. Such grant was made pursuant to a separate restricted stock unit award agreement (the “Restricted Stock Unit Award Agreement”).

In particular, the RSUs vest as follows: (1) On the fourth anniversary of the grant date, provided that Mr. Schlosstein remains in continuous employment through such date and the Company’s stock price has by then closed at or above $45 for 20 consecutive trading days; or (2) if prior to the fourth anniversary of the grant date, Mr. Schlosstein’s employment terminates due to (a) termination by the Company without Cause (as defined in the Restricted Stock Unit Award Agreement), (b) his death or (c) his Disability (as defined in the Company’s Plan), provided, that in each case, the Company’s stock price has closed at or above $45 for 20 consecutive trading days prior to the termination of his employment. Shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes. The RSUs include dividend equivalent rights payable in the form of additional RSUs, which additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate. RSUs not previously settled in shares of Class A common stock are subject to forfeiture in the event of a breach of certain restrictive covenants.

Letter Agreement with Mr. Mestre

In connection with Mr. Mestre’s appointment to the audit committee of the Comcast Corporation, effective February 21, 2012, Mr. Mestre ceased to serve as an executive officer of Evercore. In connection with his change in responsibilities, Mr. Mestre entered into a letter agreement, dated February 20, 2012, which provides, among other things, that Mr. Mestre will hold the titles “Senior Managing Director” and “Chairman (or Co-Chairman) of Global Advisory” and concentrate exclusively on clients and transactions. However, he will cease to serve in any policy making function or as the manager of any business unit. Mr. Mestre will continue to be subject to all applicable policies and procedures, including the written supervisory procedures associated with Evercore Group LLC (Evercore’s affiliated broker-dealer). In particular, for as long as he is a member of the board of the Comcast Corporation, he will not perform investment banking services or receive compensation related to any transaction involving the Comcast Corporation.

Schedule of Terms with Mr. Sibbald

In connection with the acquisition of Lexicon, we entered into a Schedule of Terms with Mr. Sibbald, effective August 19, 2011. Pursuant to such Schedule of Terms and related agreements, Mr. Sibbald became a member and CEO of Evercore Partners International.

Mr. Sibbald is entitled to take such monthly drawings as advised by the Executive Committee of Evercore Partners International, from time to time, subject to a minimum monthly drawing of £20,833 (approximately $33,095, based on an average exchange rate for 2012 of £0.6310 to U.S. $1.00). The Executive Committee of Evercore Partners International is solely responsible in its absolute discretion for determining Mr. Sibbald’s share of the distributable cash of Evercore Partners International. Evercore Partners International will also pay 17.5% of his monthly drawing into a proposed pension plan selected by Mr. Sibbald, subject to tax limits that may apply from time to time, death in service benefits equal to four times his annual drawings and other health and welfare benefits offered to other members.

Mr. Sibbald may elect to terminate his membership with or without good reason (as defined below) upon six months’ prior written notice to Evercore Partners International, and Evercore Partners International may terminate Mr. Sibbald’s membership without cause (as defined below) by providing six months’ prior written notice to him. Upon a termination, Evercore Partners International may elect to pay Mr. Sibbald in lieu of part or all of any notice. This payment will consist of Mr. Sibbald’s permitted drawings and other customary benefits as provided for in the Schedule of Terms. Evercore Partners International may terminate Mr. Sibbald’s membership for cause with no notice.

For purposes of Mr. Sibbald’s Schedule of Terms, “good reason” means the occurrence of (1) a reduction in Mr. Sibbald’s drawings or the other benefits provided for in his Schedule of Terms or a diminution in his title or status (such that he is no longer a SMD); (2) Mr. Sibbald’s dismissal, if the Executive Committee so determines, for not participating in a capital call in accordance with the Evercore Partners International Deed; (3) Mr. Sibbald’s removal from office as CEO of Evercore Partners International, or chairman of Evercore Partners International, or Executive Committee representative of Evercore Partners International without such removal having first been ratified by the Executive Committee; (4) a material, unremedied breach by Evercore Partners International or its corporate members of the terms of the Evercore Partners International Deed or Mr. Sibbald’s Schedule of Terms; (5) any other circumstances which, were Mr. Sibbald an employee of Evercore Partners International, would amount to a fundamental breach of his contract of employment; or (6) any other circumstance which a Queen’s Counsel of at least 25 years call who specializes in employment law confirms would have had a real prospect of success as a claim for dismissal for good reason had Mr. Sibbald been an employee of Evercore, Evercore Partners International or any of their respective affiliates; provided, however, neither removal from any directorship of Evercore Partners International or any of its subsidiaries or from any regulatory office which Mr. Sibbald performs pursuant to certain rules or regulations, nor the making of any amendments to the terms and conditions of his benefits provided for in his Schedule of Terms to the extent required to comply with changes in all applicable law and regulation, would be deemed to be good reason.

In addition, for purposes of Mr. Sibbald’s Schedule of Terms, “cause” means the occurrence of: (1) a material breach by Mr. Sibbald of his Schedule of Terms or the Evercore Partners International Deed or any other material breach by Mr. Sibbald of his duties; (2) Mr. Sibbald’s failure to pay over or refund to Evercore Partners International any money for which he is accountable to Evercore Partners International in excess of £5,000 (approximately $7,924, based on an average exchange rate for 2012 of £0.6310 to U.S. $1.00) within 14 days after being required in writing to do so by the executive committee; (3) Mr. Sibbald becoming subject to the bankruptcy laws or entering into any composition or arrangement with or for the benefit of his creditors; (4) Mr. Sibbald acting in any respect contrary to the good faith or goodwill which ought to be observed between members of Evercore Partners International or in a manner tending to bring Evercore Partners International into disrepute which, in any such case, has a material adverse effect on the business; (5) Mr. Sibbald being absent from the business for a material period of time on a material number of occasions; (6) Mr. Sibbald misusing confidential information in a manner which has a material adverse effect on the business; (7) Mr. Sibbald’s (a) conviction of an offense under any law or regulation relating to insider dealing or, through any act or omission on his part, breached or caused Evercore Partners International to breach any securities laws, or any rules or regulations to which Evercore Partners International is or may be bound, in a manner which has a material adverse effect on the business, (b) breach of the provisions of the Evercore Partners International compliance manual in a manner which has a material adverse effect on the business, (c) conviction of a criminal offense or being reasonably suspected by the CEO of Evercore after having made all reasonable enquiries, of being guilty of fraud, theft, criminal damage or willful dishonesty, (d) abuse of alcohol in the course of conducting the business or while on the premises of Evercore Partners International, or (e) assault on any person during the conduct of his duties or while on the premises of Evercore, Evercore Partners International or any of their respective affiliates or any client of Evercore, Evercore Partners International or any of their respective affiliates; (8) Mr. Sibbald committing arson of property or sabotage of machinery and/or materials which are on the premises of or belong to Evercore, Evercore Partners International or any of their respective affiliates or any client of Evercore, Evercore Partners International or any of their respective affiliates or any act or omission constituting unlawful discrimination (directly, indirectly or by association) on grounds of sex, race, disability, age, sexual orientation or religion or belief, or harassment on any of these grounds; (9) Mr. Sibbald giving false information on employment, health and previous experience relevant to his appointment as a member of Evercore Partners International; or (10) following receipt of a written warning from the CEO of Evercore, Mr. Sibbald failing to remedy within 10 business days what the CEO of Evercore and a super majority of the senior SMDs acting fairly, reasonably, on a fully informed basis and in good faith conclude was a deliberate and unreasonably continuous disregard of his or her fundamental obligation to commit time and effort to the performance of his or her duties pursuant to the Evercore Partners International Deed of such magnitude as to justify his summary dismissal. This definition of “cause” is broader than the definition of “cause” under the Lexicon Agreement. See “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION—Acquisition of Lexicon” above for an overview of the “cause” definition under the Lexicon Agreement.

If Mr. Sibbald’s service is terminated due to his death, permanent incapacity, being removed without cause (which includes constructive termination) or qualifying retirement, or Mr. Sibbald terminates his service with Evercore Partners International in connection with our failure to provide Evercore Partners International sufficient regulatory capital, working capital or insurance coverage or another material breach of provisions of the Evercore Partners International Deed, then he would be deemed to be “good leaver” and in all other circumstances, he would be deemed to be a “bad leaver.” If Mr. Sibbald is deemed to be a good leaver, he will be entitled to retain any unvested deferred compensation and if Evercore has also committed a material breach of the Evercore Partners International Deed, then he will be released from his post-membership restrictive covenant obligations.

Under the Schedule of Terms, Mr. Sibbald agreed to specified restrictive covenants. During his membership (including the six-month notice periods discussed above) and, until the vesting of all of the unvested restricted shares that Mr. Sibbald will receive in accordance with the Lexicon Agreement, for six months afterwards, Mr. Sibbald is subject to a covenant not to (1) compete with us, Evercore Partners International or any of our and Evercore Partners International’s respective affiliates and (2) solicit our or their employees, and certain actual and prospective clients, in each case, subject to specified exclusions. Notwithstanding the foregoing, in the event Mr. Sibbald elects to terminate the Schedule of Terms for good reason, he would no longer be subject to the notice requirements and restrictive covenants, if at the time of such termination there are no circumstances which would give Evercore Partners International grounds for his dismissal for cause.

Mr. Sibbald is also subject to standard confidentiality and proprietary information covenants set forth in the Schedule of Terms.

Evercore Equity Awards

Our RSUs vest in substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement and, with respect to RSUs granted in connection with 2011 and 2012 bonuses, termination without cause. When deferred compensation is awarded in the form of RSUs, the RSUs include dividend equivalent rights payable in the form of additional RSUs, which additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate.

RSUs granted in connection with bonuses will continue to be paid (or released from restriction) on the original vesting schedule following a qualifying retirement as long as the recipient complies with his or her non-competition commitments, gives one year’s advanced notice of his or her decision to retire and, at the time of retirement: (a) is at least 55 years old and has completed at least 5 years of continuous service with the Company and (b) his or her age plus years of service exceeds 65 (70 in the case of 2009 and 2010 bonuses).

The vesting of deferred compensation awards granted in connection with 2011 and 2012 bonuses is also subject to accelerated vesting upon a termination of the recipient’s service by us without “cause,” subject to his or her execution of a general release of claims against us and our affiliates. For this purpose, “cause” for U.S. partners and employees generally means (1) the employee’s material breach of any restrictive covenants or any of our published policies (including our Code of Ethics); (2) any act or omission by the employee that causes us or the employee to be subject to discipline under any law, rule or regulation related to our business, or any rule of any exchange or association of which we are a member; (3) the employee’s conviction of, or plea of guilty or no contest to, any felony; (4) the employee’s participation in any fraud or embezzlement; (5) gross negligence or willful misconduct by the employee in the course of employment or the employee’s deliberate and continuous disregard of his or her material duties; or (6) the employee’s commission of any act or making of any statement that impairs, impugns, denigrates, disparages or otherwise negatively reflects on us or our reputation or business interests. For non-U.S. partners and employees, the cause definition is substantively similar.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Anthony N. Pritzker, Chairman

Curt Hessler

Robert B. Millard

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 22, 2013, information regarding the beneficial ownership of Evercore LP partnership units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our Named Executive Officers and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and thus the 9,939 shares of our Class A common stock that will be delivered in respect of RSUs that will vest within 60 days of April 22, 2013 to certain individuals are deemed outstanding for calculating the percentage of outstanding shares of the person holding such shares, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (1) 31,710,462 shares of our Class A common stock issued and outstanding and (2) 7,354,006 votes associated with Class B common stock and Evercore LP partnership units outstanding, excluding partnership units held by Evercore Partners Inc., in each case as of April 22, 2013. All holders of Evercore LP partnership units (other than the Company) hold one or more shares of our Class B common stock. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore Partners, 55 East 52nd Street, 38th floor, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Evercore LP Partnership Units Beneficially Owned†		Shares of Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Evercore LP Units	Percentage of Evercore LP Units	Number of Shares of Class B Common Stock Beneficially Owned††	Total Combined Voting Power of Evercore Partners Inc.
Principal Stockholders

5% Stockholders
FMR, LLC(1)	4,063,408	13.9%	—	—	—	10.4%
Jennison Associates LLC(2)	2,143,176	7.3%	—	—	—	5.5%
Citadel Advisors LLC(3)	1,861,558	6.4%	—	—	—	4.8%

Directors
Roger Altman(4)	64,923	*	1,322,320	18.0%	2	3.6%
Pedro Aspe(5)	49,014	*	37,351	*	2	*
Richard I. Beattie(6)	23,060	*	—	—	—	*
Francois de Saint Phalle(7)	57,576	*	—	—	—	*
Gail B. Harris(8)	37,204	*	—	—	—	*
Curt Hessler(9)	12,576	*	—	—	—	*
Robert Millard(10)	36,769
Anthony N. Pritzker(11)	119,576	*	—	—	—	*
Ralph L. Schlosstein(12)	—	—	1,391,466	18.9%	2	3.6%

Named Executive Officers who are not Directors
Eduardo Mestre(13)	—	*	198,025	2.7%	1	*
Andrew Sibbald(14)	—	*	—	—	—	*
Robert Walsh(15)	77,174	*	—	—	—	*
Directors and Executive Officers as a Group (13 Persons)	479,943	1.5%	3,027,920	41.2%	8	9.0%

*	Less than 1%.
(†)	The partnership units of Evercore LP are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.
(††)	Each holder of Class B common stock, as such, is entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Evercore LP partnership unit held by such holder.
(1)	Based on information set forth in the Schedule 13G/A, dated February 13, 2013 (the “FMR 13G/A”), filed with the SEC by FMR LLC and Edward C. Johnson 3d (collectively, the “FMR Reporting Persons”). The address of the FMR Reporting Persons is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity, a wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 4,063,408 shares of our Class A common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,063,408 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees.
(2)	Based on information set forth in the Schedule 13G, dated February 11, 2012 (the “Jennison 13G”), filed with the SEC by Jennison. The address of Jennison is 466 Lexington Avenue, New York, New York 10017. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of shares of our Class A common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or investment power that Jennison may have with respect to our Class A common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of our Class A common stock reported on Jennison’s 13G may be included in the shares reported on the 13G filed by Prudential. Jennison has sole power to vote or direct the vote of 1,994,338 shares and shared power to dispose or direct the disposition of 2,143,176 shares of our Class A commons stock beneficially held.
(3)

Based on information set forth in the Schedule 13G, dated February 14, 2012 (the “Citadel 13G/A”), filed with the SEC by Citadel Advisors LLC, Citadel Holdings II, LP, Citadel Investment Group II, L.L.C. and Kenneth Griffin (collectively, the “Citadel Reporting Persons”). The address of the Citadel Reporting Persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. Each of the Reporting Persons has shared voting power and shared investment power of the 1,861,558 shares of Class A common stock.

(4)	Some of the Evercore LP partnership units, shares of Class A common stock and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family. Mr. Altman disclaims beneficial ownership of the Evercore LP partnership units, shares of Class A common stock and shares of Class B common stock held by these trusts. Does not include 276,862 unvested RSUs granted to Mr. Altman under the Company’s Plan.
(5)	Includes 37,350 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe has voting and/or investment power that are for the economic benefit of certain directors and employees of Evercore Partners Mexico. Mr. Aspe disclaims beneficial ownership of the Evercore LP partnership units and share of Class B common stock held by this trust. Does not include 276,429 Evercore LP partnership units and one share of Class B common stock held by a trust over which Mr. Aspe does not have voting or investment power, that are for the benefit of Mr. Aspe, members of his family, and certain charitable organizations. Does not include 66,071 unvested RSUs granted to Mr. Aspe under the Company’s Plan.
(6)	Includes 1,634 unvested RSUs granted to Mr. Beattie under the Company’s Plan that will vest within 60 days.
(7)	Includes 1,634 unvested RSUs granted to Mr. de Saint Phalle under the Company’s Plan that will vest within 60 days.

(8)	Includes 1,634 unvested RSUs granted to Ms. Harris under the Company’s Plan that will vest within 60 days.
(9)	Includes 1,634 unvested RSUs granted to Mr. Hessler under the Company’s Plan that will vest within 60 days.
(10)	Includes 1,769 unvested RSUs granted to Mr. Millard under the Company’s Plan that will vest within 60 days.
(11)	Includes 112,000 shares of Class A common stock owned by New World Opportunity Partners II, LLC, a Delaware limited liability company (“NWOP II”). Mr. Pritzker may be deemed to control NWOP II by virtue of his being the manager of NWOP II. Mr. Pritzker expressly disclaims beneficial ownership of the shares of Class A common stock, except to the extent of any pecuniary interest therein. Includes 1,634 unvested RSUs granted to Mr. Pritzker under the Company’s Plan that will vest within 60 days.
(12)	These Evercore LP partnership units are held in trust for the benefit of Mr. Schlosstein’s family. Mr. Schlosstein disclaims beneficial ownership of these partnership units. Does not include 1,129,199 unvested RSUs granted to Mr. Schlosstein under the Company’s Plan.
(13)	Includes 164,325 unvested Evercore LP partnership units that are subject to forfeiture and re-allocation or cancellation as described in “RELATED PERSON TRANSACTIONS AND OTHER INFORMATION—Evercore LP Partnership Agreement.” Does not include 147,060 unvested RSUs granted to Mr. Mestre under the Company’s Plan. Effective February 21, 2012, Eduardo Mestre ceased to serve as an executive officer of Evercore due to his focus exclusively on delivering client services in our advisory business. The information in the table above and this footnote reflects the information available to the Company.
(14)	Does not include 74,418 unvested RSUs granted to Mr. Sibbald under the Company’s Plan or 252,901 unvested restricted shares of Class A common stock granted in accordance with the Lexicon Agreement.
(15)	Does not include 46,245 unvested RSUs granted to Mr. Walsh under the Company’s Plan.

In addition, we entered into a series of agreements with Mizuho Corporate Bank, Ltd. (“Mizuho”) and some of its affiliates which provided for, among other matters, the issuance of a warrant to purchase 5,454,545 shares of Class A common stock at $22.00 per share, the exercise of which is subject to a number of restrictions. Neither Mizuho nor any of its affiliates may exercise the warrant other than contemporaneously with or immediately prior to a transfer of all shares of Class A common stock issued pursuant to such exercise and on the condition that Mizuho or its affiliates, as applicable, has entered into a binding agreement to effectuate such transfer to an unaffiliated person and completes such transfer. Pursuant to the agreement, Mizuho may transfer the warrant or shares of Class A common stock underlying the warrant only to the extent that such transfer is made pursuant to a widely distributed public offering or does not result in any holder or group of affiliated holders directly or indirectly owning more than 2% of the Company’s voting securities and the total shares of Class A common stock transferred, together with any shares of Class A common stock (on an as-converted basis) transferred during the preceding 12 months, is less than 25% of the Company’s outstanding Class A common stock.

PROPOSAL 2 - APPROVAL OF THE AMENDED PLAN

Introduction

The Board, based on the recommendation of the Compensation Committee, has unanimously adopted the Amended Plan, in the form attached hereto as Appendix A, subject to the approval of the stockholders at the Annual Meeting. As described below, the Plan was amended (1) to increase the number of shares of common stock with respect to which awards may be granted under it by 5 million shares and (2) to expressly prohibit the repricing of options or stock appreciation rights without stockholder approval.

By the time of the Annual Meeting, almost seven years will have passed since our initial public offering when the Plan was approved by the Board and our stockholders. The Plan currently authorizes the issuance of not more than 20 million shares of Class A common stock over its term. We believe that we have prudently and efficiently managed the share pool under the Plan, evidenced by the fact we have not increased the number of shares authorized under it since its inception and have not employed liberal, stockholder unfriendly share recycling practices. However, after granting the Company’s annual equity awards in February 2013 for a portion of 2012 bonuses, we only had about 2.5 million shares remaining under the Plan.

The number of awards we have granted under the Plan as a percentage of our shares of common stock outstanding, taking into account vested Evercore LP partnership units and forfeited shares, which is commonly referred to as the “burn rate,” averaged only 5.9% over the last three years. When also taking into account share repurchases, our three year average burn rate has been less than 1% over the same time period. In addition, over the last three years, we have repurchased more shares than we have issued in connection with annual bonus equity awards, thereby offsetting the dilutive effect of annual bonus equity compensation.

Based on our 2012 and historical equity usage, without stockholder approval of this proposal, we will likely not be able to grant the full number of equity awards in future years we believe necessary to support annual bonuses and grants to new hires required to continue attracting and incentivizing our high-performing, revenue generating and client-facing employees to achieve our objectives.

If the Amended Plan is approved by our stockholders, it will become immediately effective as of June 19, 2013, with approximately 7.5 million shares available for future awards. This excludes any shares that will become available again under the Plan in connection with forfeited, lapsed or terminated awards during such period. We expect that, if the Amended Plan is approved by our stockholders, the additional shares will be sufficient to allow us to make equity awards in the amounts we believe are necessary for the next two years based on our equity granting practices to date.

Furthermore, we recognize the potentially dilutive aspects of equity grants and have worked, and will continue to work, assiduously to mitigate such dilution. Accordingly, in connection with our request to increase the number of shares under the plan, Evercore will work (1) to offset the dilutive effect of our annual bonus equity awards over the next three years through our stock repurchase program and (2) to maintain our average three year burn rate, taking into account vested Evercore LP partnership units, share repurchases and forfeitures, at or below 2.5%. These targets would be subject to our ability to reserve the necessary flexibility to address unusual circumstances that may arise, such as significant transactions or the need to recruit or replace key executives.

Proposed Amendment

•	Authorize an additional 5 million shares under the Plan.

•	Consistent with our current practice, expressly prohibit the repricing of options or stock appreciation rights without stockholder approval.

Why Should You Vote to Approve the Proposed Amendment?

•

Recruitment and retention of employees has driven our success and is necessary for our continued success. The ability to issue equity is fundamental to our compensation strategy. As we are a people-based business, our success is dependent, in large part, on our ability to use market relevant compensation to attract, retain and motivate the most talented professionals to serve our clients. For the last five years, over 95% of our annual bonus equity awards were granted to employees who had direct revenue generating and client-facing responsibilities.

•

Equity compensation aligns employee and stockholder interests, which creates long-term value for our stockholders. Equity compensation is critical in aligning the interests of our employees with those of our stockholders. By making equity a significant portion of our employees’ compensation with vesting and transfer restrictions, we are linking our employees’ compensation to the performance of the Company and individual performance, and our employees are therefore motivated to conduct the business in a manner that produces superior return over the long-term. We believe this, in part, has resulted in the long-term value we have created for our stockholders, as evidenced by our total shareholder return over the last five years, which has significantly outperformed our peers and the market.

•

Equity-based compensation is crucial to our recruitment and retention strategy. Our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain and motivate high-caliber talent dedicated to the Company’s long-term growth and success. Annual bonus RSUs are delivered as a component of an employee’s annual incentive compensation amount (and are based on services already performed and, for award recipients who have client-facing responsibilities, revenue already generated rather than for future potential performance), and are not in addition to annual incentive compensation. Annual bonus related equity-based compensation is tied directly to contribution to the business, and not to seniority or role.

•

We are focused on mitigating the dilutive effect of annual bonus equity awards. We have historically allocated capital for share repurchases in order to offset the dilutive effect of annual bonus equity awards and Evercore will continue to work to offset their dilutive effect over the next three years through our stock repurchase program.

•

We are disciplined in granting equity awards. Our burn rate for all equity grants (taking into account vested Evercore LP partnership units and forfeited shares) has averaged 5.9% over the past three years and, when taking into account share repurchases, our burn rate has averaged less than 1% over the same time period. Furthermore, Evercore will work to maintain our average three year burn rate, taking into account vested Evercore LP partnership units, share repurchases and forfeitures, at or below 2.5%.

•

A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs and cash compensation. If the amendment is not approved, we would likely be compelled to alter our compensation program to increase alternative deferred compensation programs or cash compensation in order to remain competitive, which we do not believe is appropriate for our business or in the best interests of stockholders. These types of programs do not provide the same benefits as equity, such as alignment with stockholder interests and involve increased costs and oversight.

•

In prior years, proxy advisors and many stockholders did not include in their equity grant assessments Evercore LP partnership units that are exchangeable on a one-for-one basis for our common stock. When these partnership units are taken into account, the dilutive effect of the equity-based compensation grants declines.

•

Consistent with best practices, we do not recycle shares withheld to satisfy taxes payable upon award settlement or otherwise engage in so-called “liberal share recycling” under the plan. This means that the number of shares reserved for issuance under the plan is an accurate reflection of the size of the awards we actually issue and is not artificially reduced to exclude the one-third or more of every award that may be withheld to pay taxes.

The Board unanimously recommends that our stockholders vote for the approval of the Amended Plan for the reasons discussed below.

Recruitment and retention of employees has been critical to our success and is necessary for our continued success

As a professional service business, our revenue is directly tied to the size and quality of our professional staff. Our full year net revenues from 2008 to 2012 grew from $195 million to $642 million. During this same period, our population of SMDs grew from 44 to 67. The chart below illustrates the increase in full year net revenues and the net increase in SMDs during such time period.

Moreover, 2012 was another year of record growth for Evercore:

•	Realized record net revenues of approximately $642 million, a 23% increase over our prior year’s results, and our fourth year of significantly increased net revenues and earnings;

•	Increased market share in each of our core businesses, sustaining our momentum as the fastest growing publicly traded global independent investment banking advisory firm;

•	Returned more than $95 million to stockholders through increased dividends and repurchases, with repurchases more than offsetting the dilutive effects of annual bonus equity awards to employees; and

•	Continued to invest in the growth of our business, including recruiting six SMDs to our Advisory business, complementing the 13 SMDs added to that business over the past three years.

Equity compensation aligns employee and stockholder interests

We drive long-term value creation. By making equity a significant portion of our employees’ compensation, we are linking our employees’ compensation to the performance of the Company and their individual performance, and our employees are therefore motivated to conduct the business in a manner that produces superior return over the long-term. We feel this, in part, has driven the long-term value we have created for our stockholders, as evidenced by our total shareholder return over the last five years, which has significantly outperformed the S&P 500 Financial Index and the S&P 500 Index. See the chart below for our total shareholder returns in recent years relative to the S&P 500 Financial Index and the S&P 500 Index.

(1)	The stock performance graph and related table compare the performance of an investment in our Class A common stock from December 31, 2007 through March 28, 2013, with the S&P 500 Index and the S&P Financial Index. The graph assumes $100 was invested at the opening of business on December 31, 2007 in each of our Class A common stock, the S&P 500 Index and the S&P Financial Index. It also assumes that dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Equity-based compensation is crucial to our recruitment and retention strategy

Equity-based compensation helps us to recruit top talent. Our recruitment, retention and motivation of SMDs has been crucial to our success and hinges on our ability to pay appropriate levels of compensation in the form of equity incentives. We believe that grants of equity allow us to remain competitive in the marketplace, enabling us to recruit, retain and motivate high-caliber talent dedicated to the Company’s long-term growth and success.

High performers receive more equity. The size of our annual incentive RSU awards are highly correlated to the revenue contribution of award recipients and are generally subject to ratable vesting over four years. For many of our employees, annual bonus equity awards constitute the majority of their compensation. During the 2008-2012 period, over 80% of all annual bonus equity awards granted by us were issued to persons other than our Named Executive Officers. Similarly, over 95% of all annual bonus equity awards granted by us during that period were issued to persons with direct, client-facing and revenue responsibilities. This further underscores that our compensation is tied directly to the contribution to the business, not seniority or role.

We must be able to compete for top talent. The equity awards that we grant to new hires are generally included two components: “replacement” awards and “new hire” awards. Replacement awards, as the name suggests, are designed to replace equity awards forfeited by the employee upon departure from his or her prior employer. These awards are generally sized to equate to the value of, and vest on the same schedule as, the forfeited awards. New hire awards effectively guaranty a floor level of compensation during the initial period of employment and are designed to mitigate temporarily the uncertainty associated with a senior banker’s decision to change firms. Generally, new hire awards vest ratably over three to four years. Both replacement and new hire awards are a commercial convention within our industry; without them, our lateral hiring efforts would cease to be successful.

In all cases, annual bonus equity awards are delivered as a component of the agreed upon compensation, and not in addition to that compensation. In other words, the amount of compensation always is determined first, with the mix of cash and annual bonus equity determined subsequently.

We work assiduously to mitigate the potentially dilutive aspects of equity-based compensation

Stock repurchases have historically offset the dilutive effect of our use of equity-based bonus compensation. As shown below, in the past three years, we have offset all of the dilutive effect of our annual bonus equity awards through stock repurchases. In fact, in October 2012, we adopted an expanded stock buyback program allowing for the repurchase of up to 5 million shares. This expanded program will be used, in part, to offset the dilutive effect of annual bonus equity awards over the next three years and maintain our average three-year burn rate, when taking into account vested Evercore LP partnership units, share repurchases and forfeitures, at or below 2.5%.

Without an understanding of our corporate structure, the dilutive effect of our use of equity-based awards is overstated. In prior years, proxy advisors and many stockholders did not recognize our “UPREIT” structure and did not include in their equity grant calculations Evercore LP partnership units that are exchangeable on a one-for-one basis for our common stock. See “GENERAL INFORMATION— How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?” above for a further discussion of our corporate structure. When these partnership units are taken into account, the dilutive effect of the equity-based compensation grants declines.

Our burn rate for all equity-based compensation, taking into account vested Evercore LP partnership units and forfeited shares, has averaged 5.9% over the past three years and, when taking into account repurchases, our burn rate has averaged less than 1% over the same time period. The following table provides an overview of our grant history during the past three years.

(shares in thousands)

	2010	2011	2012	Three Year Average
Annual Equity Grants:
Bonus Equity	1,088	1,464	2,420	1,657
Annual New Hire Equity	386	745	743	625
Forfeitures	(307)	(121)	(366)	(265)
Net Equity Grants	1,167	2,088	2,797	2,017
Shares Repurchased	1,357	1,587	2,616	1,853
Net Equity Grants (taking into account repurchases)	(190)	501	181	164
Weighted outstanding common shares and vested Evercore LP partnership units	29,436	33,837	36,514	33,262
Burn Rate (taking into account vested Evercore LP partnership units and forfeitures)	4.0%	6.2%	7.7%	5.9%
Burn Rate (taking into account vested Evercore LP partnership units, share repurchases and forfeitures)	(0.6)%	1.5%	0.5%	0.5%

A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs and cash compensation.

We could reduce the number of shares that we sought to use for compensatory awards by either reducing the absolute level of compensation paid to our employees or by substituting cash compensation for equity awards. We seek to deliver compensation at market competitive levels and at levels correlated with employee productivity. A material reduction in compensation would impair our ability to recruit, retain and motivate key employees, and would therefore threaten our future business prospects. We could substitute deferred cash for equity compensation. However, the substitution of cash for equity would reduce the alignment of interests between employees and stockholders and increase administrative costs, and is therefore not in the best interests of our stockholders.

No Liberal Share Recycling under the Amended Plan

Consistent with best practices, we do not recycle shares withheld to satisfy taxes payable upon award settlement or otherwise engage in so-called “liberal share recycling” under the Plan. This means that the number of shares reserved for issuance under the plan is an accurate reflection of the size of the awards we actually issue and is not artificially reduced to exclude the one-third or more of every award that may be withheld to pay taxes. An issuer that does not engage in liberal share recycling will necessarily have share utilization that is substantially higher than one that does (often higher by 50% or more, all else being equal). Many of our peers engage in liberal share recycling.

While we believe that burn rate is the best measure of the dilutive effect of annual equity-based compensation, certain proxy advisors and stockholders focus on total potential unvested equity awards under a plan as a measure of dilution. We do not believe this methodology accurately captures the dilutive effect of our annual equity-based compensation because it penalizes us for share repurchases (since share repurchases reduce the amount of the total shares and share equivalents). In addition, this type of dilution measure also penalizes us for our RSUs having a longer vesting period than most of our peers, which we view as beneficial since it results in greater retention. However, in the interest of completeness, below is a summary of the potential dilution associated with the proposed amendment to the Plan. The shares listed in the table are as of April 22, 2013.

Share Allocation & Potential Dilution from Existing Plan
Requested Shares	5,000,000
Shares Available for Issue Under the Plan	2,550,460
Issued but Unvested RSUs Under the Plan	6,969,149
Total Potential Unvested Equity Awards	14,519,609

Class A Shares Outstanding	31,710,462
Vested Evercore LP Units	5,912,790
Unvested Evercore LP Units	1,441,216
Mizuho Warrants	5,454,545

Total Shares and Share Equivalents	59,038,622

Potential Dilution from Amended Plan	24.6%

FOR THE REASONS STATED ABOVE, OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED PLAN.

Description of the Amended Plan

The following description of the Amended Plan is not complete and is qualified by reference to the full text of the Amended Plan, which is attached hereto as Appendix A.

Administration. The Compensation Committee of our Board will administer the Amended Plan. The Compensation Committee is composed entirely of “non-employee directors,” as that term is defined in Rule 16b-3 under the Exchange Act, and “outside directors,” as that term is defined for purposes of Section 162(m) of the Code.

The Board may also designate another committee of the Board composed of one or more directors, who may also be officers, to administer awards under the Amended Plan to persons other than non-employee directors and officers. In addition, to the extent permitted by Delaware law, the Board may designate a committee of one or more officers to administer certain employee awards under the Amended Plan. If the Board designates a committee described in the preceding two sentences, references herein to the Compensation Committee will apply equally to the designated committee.

Shares Subject to the Amended Plan. The Amended Plan would increase the total number of shares of our Class A common stock which may be issued under the plan to 25 million (including shares previously issued under the Plan, shares subject to awards outstanding under the Plan, shares available for new awards under the Plan and the 5 million additional shares requested by this proposal). Awards with respect to no more than 700,000 shares of our Class A common stock may be issued per year, per participant, in the form of incentive stock options, non-qualified stock options, stock appreciation rights or certain performance-based awards denominated in our Class A common stock. The maximum dollar value payable in respect to performance-based awards valued in cash or with reference to property other than our Class A common stock and granted to any participant in any one calendar year is $10 million.

We will make available the number of shares of our Class A common stock necessary to satisfy the maximum number of shares that may be issued under the Amended Plan. The shares of our Class A common stock underlying any award granted under the Amended Plan that expires, terminates or is cancelled or forfeited for any reason will again become available for awards under the Amended Plan.

Eligibility. Employees of the Company or any subsidiary, non-employee directors of the Company, or any other natural person who provides services (other than capital raising services) to the Company or a subsidiary will be eligible to be granted awards under the Amended Plan. As of April 22, 2013, an aggregate of approximately 926 persons were eligible to participate in the Amended Plan. The Compensation Committee selects participants for the Amended Plan from among the eligible persons.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified or incentive stock options under the Amended Plan. As noted above, the Amended Plan does not permit the repricing of options or stock appreciation rights or the granting of discounted options or stock appreciation rights. Stock options granted under the Amended Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than 10 years after it is granted.

The exercise price per share of our Class A common stock for any stock option awarded will not be less than the fair market value of a share of our Class A common stock on the day the stock option is granted. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid in cash or its equivalent; in shares of our Class A common stock having a fair market value equal to the aggregate stock option exercise price and satisfying such other requirements as may be imposed by the Compensation Committee; partly in cash and partly in shares of our Class A common stock; or through the delivery of irrevocable instructions to a broker to sell shares of our Class A common stock obtained upon the exercise of the stock option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of our Class A common stock being purchased.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of our Class A common stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option shall entitle a participant to receive, upon exercise, an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of our Class A common stock over (B) the exercise price per share of our Class A common stock, multiplied by (ii) the number of shares of our Class A common stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender to us the stock option and to receive such amount. Payment will be made in shares of our Class A common stock and/or cash (with any share of our Class A common stock valued at fair market value), as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell shares of our Class A common stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our Class A common stock. Any of these other stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of our Class A common stock (or the equivalent cash value of such shares of our Class A common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Compensation Committee may in its discretion determine whether other stock-based awards will be payable in cash, shares of our Class A common stock, or a combination of both cash and shares.

Certain stock awards, stock-based awards and non-stock denominated awards may be granted under the Amended Plan. Performance goals applicable to such awards may be based upon one or more of the following performance criteria: (i) net income; (ii) operating income; (iii) earnings or book value per share; (iv) stock price;

(v) return on equity; (vi) expense management; (vii) return on investment; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) profit margins; (xi) consolidated earnings before or after taxes (including EBITDA); (xii) return on assets; (xiii) revenues or sales; (xiv) working capital; (xv) market share; (xvi) costs; and (xvii) cash flow. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the Compensation Committee shall determine. The Compensation Committee may specify that any performance goal is to be calculated on an adjusted basis, to exclude extraordinary items. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, shall so certify and ascertain the amount of the applicable performance-based award. No performance-based awards will be paid to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee.

Adjustments upon Certain Events. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction, exchange of shares or other corporate exchange, any distribution to stockholders of shares or cash other than regular cash dividends, or any transaction similar to the foregoing, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Amended Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which performance-based awards denominated in shares, stock options or stock appreciation rights may be granted during a calendar year to any participant, (iii) the option price of any option or exercise price of any stock appreciation right and/or (iv) any other affected terms of such awards.

Change in Control. In the event of a change in control of us (as defined in the Amended Plan), the Amended Plan provides that (i) if determined by the Compensation Committee in the applicable award agreement or otherwise, some or all outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (ii) the Compensation Committee may, but shall not be obligated to (A) cancel some or all awards for fair value, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of some or all affected awards previously granted under the Amended Plan as determined by the Compensation Committee in its sole discretion, or (C) provide that, with respect to awards that are stock options and/or stock appreciation rights, for a period of at least 15 days prior to the change in control, such awards will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options and/or stock appreciation rights will terminate.

Transferability . Unless otherwise determined by our Compensation Committee, no award granted under the plan will be transferable or assignable by a participant in the plan, other than by will or by the laws of descent and distribution.

Effectiveness. The Amended Plan will become effective only upon its approval by stockholders and will remain in effect until the tenth anniversary of such approval. If not so approved, the Plan will continue in effect in accordance with its original terms.

Amendment and Termination. Our Board may amend or terminate the Amended Plan, but no amendment or termination shall be made, (i) without the approval of our stockholders, if such action would, except as permitted in order to adjust the shares as described above under the section “—Adjustments upon Certain Events,” increase the total number of shares reserved for the purposes of the Amended Plan or increase the annual per participant limit on certain awards under the Amended Plan, or (ii) without the consent of a participant, if such action would diminish any of the rights of the participant under any award previously granted under the

Amended Plan. However, the Compensation Committee may amend the Amended Plan and/or any outstanding awards in such manner as it deems necessary to permit the Amended Plan and/or any outstanding awards to satisfy applicable requirements of the Code or other applicable laws.

No Repricing. The repricing of options or stock appreciation rights is not permitted without the approval of our stockholders. “Repricing” means changing the terms of an option or stock appreciation right to lower its exercise price (other than on account of a capital adjustment) or any other action that is treated as a “repricing” under generally accepted accounting principles.

Market Value. As of April 22, 2013, the per share closing sale price of Evercore’s Class A common stock on the NYSE was $36.24.

U.S. Income Tax Consequences. The following is a brief summary of the principal U.S. income tax consequences under current law of awards under the Amended Plan. This summary is not intended to be exhaustive and, among other things, does not describe non-U.S., state or local tax consequences or withholding and other payroll tax matters.

Stock Options and Stock Appreciation Rights.

The grant of an option or a stock appreciation right will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an incentive stock option, except that alternative minimum tax may apply. Upon exercising an option which is not an incentive stock option, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising a stock appreciation right, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an incentive stock option before the end of the applicable incentive stock option holding periods (two years from the date the option was granted and one year from the date the shares were transferred upon the exercise of the option), the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the incentive stock option shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Any gain realized in excess of the fair market value at the time of exercise will be short or long-term capital gain, as applicable. Upon disposition of shares acquired upon exercise of an incentive stock option after the end of the applicable holding periods, no ordinary income is recognized and any gain or loss relative to the option exercise price will be long-term capital gain or loss.

A participant’s sale of shares acquired by exercise of an option that was not an incentive stock option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the option’s or stock appreciation right’s exercise.

Restricted Stock.

A participant will generally not recognize federal taxable income when he or she receives a grant of restricted stock, and the Company will not be entitled to a deduction, until the stock is transferable by the participant or is not subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares). Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.

A participant may elect to recognize ordinary income in the year when the share award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, the Company will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date of the original transfer to the participant. The participant may not claim a credit for any tax previously paid on stock that is later forfeited.

RSUs.

If a participant is granted a RSU, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares in respect of RSUs, the fair market value of those shares will be taxable to the participant as ordinary income. The subsequent disposition of shares acquired pursuant to a restricted stock unit will result in capital gain or loss based on the difference between the price received on disposition and the participant’s basis in those shares (generally, the market value of the shares at the time of their issuance). A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock is issued to the participant.

Tax Consequences to Evercore.

Evercore normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an award granted under the Amended Plan, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable incentive stock option holding period before selling the shares.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Amended Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Amended Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply to variations on transactions that are permitted under the Amended Plan (such as payment of the exercise price of an option by surrender of previously acquired shares).

New Plan Benefits.

The amounts that will be awarded under the Amended Plan cannot currently be determined because awards made by the Compensation Committee are based on several factors, as described above in “COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.” Simply to illustrate potential future use of the Amended Plan, the following table shows the grant date fair value and number of shares subject to awards that were received by our executive officers, non-employee directors and employees that are not executive officers of Evercore for the fiscal year ended December 31, 2012, pursuant to the Plan. These amounts do not reflect grants made in 2013 for 2012 performance.

2006 Evercore Partners Inc. Stock Incentive Plan.

Name and Position	Grant Date Fair Value ($)	Number of Shares
Ralph L. Schlosstein, CEO and President	2,943,293	102,721
Roger C. Altman, Co-Chairman	4,059,389	141,910
Robert B. Walsh, CFO	662,982	22,846
Pedro Aspe, Co-Chairman	899,590	31,264
Eduardo Mestre, Chairman of Global Advisory	909,931	31,276
Andrew Sibbald, CEO of Evercore Partners International	1,683,484	58,247
Executive officers as a group (6 individuals)	11,158,669	388,264
Non-employee directors as a group (6 individuals)	290,091	12,150
Non-executive officer employees as a group	78,000,407	2,763,300

Securities Authorized For Issuance under Equity Compensation Plans

The following table summarizes Evercore’s equity compensation plans as of December 31, 2012 and does not reflect grants made in 2013 for 2012 performance:

Plan Description	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders (2006 Evercore Partners Inc. Stock Incentive Plan)	7,099,170	—	4,667,270
Equity compensation plans not approved by stockholders	—	—	—
Total	7,099,170	—	4,667,270

(1)	The only awards presently outstanding are RSUs, which by their nature have no exercise price.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the Investor Relations link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2012 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte, in each case without the presence of management;

•

discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•

received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our respective quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•

the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting, and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC.

Audit Committee:

Curt Hessler, Chairman

Gail B. Harris

Francois de Saint Phalle

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte served as our independent registered public accounting firm for 2012. Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2013, as well as an audit of our internal control over financial reporting for 2013. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our stockholders for ratification at the Annual Meeting. Our Board recommends that the stockholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our stockholders to ascertain their views. If our stockholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by our Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Audit Fees

The following table sets forth aggregate fees billed to us for the years ended December 31, 2012 and 2011 by Deloitte:

	2012	2011
	(in thousands)
Audit Fees	$2,358	$2,985
Audit-Related Fees	36	184
Tax Fees	—	83
All other Fees	4	28

Total	$2,398	$3,280

Audit fees include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, professional services rendered for the audit and quarterly review of our consolidated financial statements. In addition, the fees include professional services related to the rendering of consents to be included in registration statements, audit opinions issued related to statutory and regulatory filings in the United States, United Kingdom, Brazil, Mexico and Hong Kong, the issuance of SSAE 16 Type II and AT101, and a surprise custody exam audit reports. The fees also include accounting consultations related to various transactions and assistance with various reviews of documents filed with the SEC, including, with respect to the 2012 fees, professional services related to the audit of the purchase accounting in connection with the acquisition of Mt. Eden and, with respect to the 2011 fees, the Current Report on Form 8-K/A filed in connection with the Lexicon acquisition.

Audit-Related fees include fees for assurance-related services rendered in connection with accounting consultations for proposed mergers and acquisitions, proposed investment transactions and proposed fund transactions.

Tax Fees for 2011 include tax compliance services for the legacy Lexicon entities in the United Kingdom, United States and Hong Kong.

All Other Fees include fees for subscriptions to Deloitte’s on-line accounting research tool, for participation in Deloitte sponsored continuing educational programs, and, for 2011, for consultation services performed during 2011 for a proposed client transaction.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit, audit-related and permitted non-audit services for which Deloitte was engaged for the years ended December 31, 2011 and 2012 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2014 ANNUAL MEETING

In order for a stockholder proposal to be included in our Proxy Statement to be issued in connection with our 2014 Annual Meeting, that proposal must be received by our Corporate Secretary no later than December 27, 2013 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders).

In addition to including a proposal in our proxy materials, eligible stockholders may wish to submit director nominations and other proposals at the 2014 Annual Meeting. In order for such director nominations and other proposals to be deemed timely, such director nominations and other proposals must be received by our Corporate Secretary (A) no earlier than February 19, 2014 and no later than March 21, 2014 or (B) in the event that our 2014 Annual Meeting of stockholders is held prior to May 30, 2014 or after August 28, 2014, notice by the stockholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Adam B. Frankel

Corporate Secretary

Dated: April 26, 2013

Appendix A

AMENDED AND RESTATED

2006 EVERCORE PARTNERS INC.

STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or other persons of outstanding ability to provide services to the Company or its Affiliates and to motivate such persons to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such persons will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	Affiliate: “Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

(c)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)	Change in Control: The occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the General Partner or the Partnership to any Person if any Person or affiliated group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) will be, immediately following the consummation of such transaction or transactions, the beneficial owner, directly or indirectly, of more than 50% of the then outstanding securities or voting securities of such Person; (2) the dissolution of the General Partner or the Partnership (other than by way of merger, consolidation or a reorganization transaction); (3) the consummation of any transaction (including, without limitation, any merger, consolidation or a reorganization transaction) the result of which is that any Person or affiliated group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Partnership Units and/or more than 50% of the voting power of the General Partner’s voting securities; or (4) the consummation of any transaction subject to Rule 13e-3 under the Exchange Act.

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The Compensation Committee of the Board.

(i)	Company: Evercore Partners Inc., a Delaware corporation.

(j)	Control: (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(k)	Disability: Inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(l)	Effective Date: The date this plan is duly approved by the stockholders of the Company.

(m)	Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment, if the Participant is an employee of the Company or any of its Affiliates, or (ii) a Participant’s services, if the Participant is engaged in the performance of services for the Company or its Affiliates as a non-employee member of the Board or in any other bona fide capacity.

(n)	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(o)	Founding Limited Partner: Each of Mr. Roger C. Altman, Mr. Austin M. Beutner and Mr. Pedro Aspe.

(p)	General Partner: The Company or any successor general partner admitted to the Partnership in accordance with the terms of the Partnership Agreement.

(q)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(r)	LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(s)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(t)	Option: A stock option granted pursuant to Section 6 of the Plan.

(u)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(v)	Participant: Employees of the Company, its Subsidiaries and its Parent Corporation (as defined in Section 424(e) of the Code (or any successor section thereto)) will be eligible to receive Awards hereunder. For this purpose, “employee” will have the same meaning as defined in the Instructions to Form S-8, as in effect on April 22, 2013. Any such person selected by the Committee to participate in this Plan will be known as a Participant.

(w)	Partnership: Evercore LP, a Delaware limited partnership.

(x)	Partnership Agreement: The Second Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of July 27, 2009 and as amended from time to time.

(y)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(z)	Person: “Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof).

(aa)	Plan: This Amended and Restated 2006 Evercore Partners Inc. Stock Incentive Plan, as may be further amended from time to time.

(bb)	Restricted Stock: “Restricted Stock” means an award of Shares which are subject to certain restrictions and to a risk of forfeiture.

(cc)	Shares: Shares of Class A common stock of the Company.

(dd)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(ee)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan

(a)	The total number of Shares which may be issued under the Plan is 25,000,000. The maximum number of Shares for which Performance-Based Awards denominated in Shares, Options or Stock Appreciation Rights may be granted during a calendar year to any Participant shall be 700,000. The maximum dollar value payable with respect to Performance-Based Awards that are valued in cash or with reference to property other than Shares and granted to any Participant in any one calendar year is $10,000,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares.

(b)	If and to the extent an Option or Stock Appreciation Right expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares subject to that Award will again become available for grant under the Plan. Similarly, if and to the extent any Other Stock-Based Award is canceled, forfeited or terminated for any reason, the Shares subject to that Award will again become available for grant under the Plan.

4.	Administration; Interpretation

(a)

Administration. The Plan shall be administered by the Committee, which shall consist of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). However, the Board may also delegate to any committee of the Board, which committee may include one or more members of the Board who are also officers of the Corporation, the authority to grant Awards under the Plan to Participants who are neither Non-Employee Directors nor “officers” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934. Similarly, the Board may also delegate the authority to grant

Awards under the Plan to a committee of one or more officers of the Company, who need not be members of the Board, to the extent and in the manner permitted by Section 157(c) of the Delaware General Corporation Law (or any successor statute or rule). With respect to Awards granted by the above-described delegates, references herein to the “Committee” will also be deemed to include the delegate. Subject to Section 16, Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. Subject to Section 3(b), the number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(b)	Interpretation. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(c)	Terms of Awards. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(d)	Withholding Taxes. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares with a Fair Market Value equal to the minimum amount of such withholding taxes withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.	Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)

Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the

Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. ISOs may be granted with respect to all the shares reserved for issuance under this Plan. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or potion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares otherwise issuable upon the exercise of the Option.

7.	Terms and Conditions of Stock Appreciation Rights

(a)	Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of the Stock Appreciation Right, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d)	Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8.	Other Stock-Based Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of Restricted Stock and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner intended to satisfy the requirements for treatment as “qualified performance-based compensation” under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares or cash other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Performance-Based Awards denominated in Shares, Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the Option Price of any Option or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(b)

Change in Control. In the event of a Change in Control after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise, some or all outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, but shall not be obligated to, (A) cancel some or all Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of some or all affected Awards previously granted hereunder, as determined by the Committee in its sole discretion and/or (C) provide that, for a period of at least 15 days prior to the Change in Control, some or all Options and/or Stock Appreciation Rights shall be exercisable as to all the Shares subject thereto and that, upon the occurrence of the Change in Control, such Options and/or Stock Appreciation Rights shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

14.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws.

16.	No Repricing

The repricing of Options or Stock Appreciation Rights shall not be permitted without the approval of the stockholders of the Company. For this purpose, a “repricing” means changing the terms of an Option or a Stock Appreciation Right to lower its exercise price, any other action that is treated as a “repricing” under generally accepted accounting principles or any other action that has the same effect as the foregoing.

17.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

EVERCORE PARTNERS INC. ATT: ADAM B. FRANKEL, CORP. SEC. 55 EAST 52ND STREET, 38TH FLOOR NEW YORK, NY 10055

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KEEP THIS PORTION FOR YOUR RECORDS

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THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	Roger C. Altman	02 Pedro Aspe		03 Richard I. Beattie		04 Francois de St. Phalle	05 Gail B. Harris
06	Curt Hessler	07 Robert B. Millard		08 Anthony N. Pritzker		09 Ralph L. Schlosstein
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	To approve the Amended and Restated 2006 Evercore Partners Inc. Stock Incentive Plan.						☐	☐	☐
3	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, and all holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000178065_1     R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement, and Annual Report is/are available at www.proxyvote.com.

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EVERCORE PARTNERS INC.

Annual Meeting of Stockholders

June 19, 2013 9:00 A.M.

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Adam B. Frankel and Ralph L. Schlosstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE PARTNERS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. on June 19, 2013 at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, NY 10017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

The stockholder(s) acknowledge receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side

0000178065_2     R1.0.0.51160